Filed Pursuant to Rule 424(b)5
Registration No. 333-176700

PROSPECTUS SUPPLEMENT

To Prospectus dated September 20, 2011

$125,000,000

XPO Logistics, Inc.

4.50% Convertible Senior Notes due 2017

We are offering $125,000,000 principal amount of our 4.50% Convertible Senior Notes due 2017 (the “notes”). The notes will bear interest at a rate of 4.50% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013. The notes will mature on October 1, 2017 unless earlier converted or repurchased.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding April 1, 2017 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after April 1, 2017 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 60.8467 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.43 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances.

We may not redeem the notes prior to October 1, 2015. We may redeem the notes for cash, at our option, in whole but not in part, on any business day on or after October 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a “make-whole premium” payment (as defined in this prospectus supplement). We must make the make-whole premium payment on all notes called for redemption prior to the maturity date, including notes converted after the date we provide the notice of redemption. No sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our unsubordinated unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our other unsecured unsubordinated indebtedness; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

For a more complete description of the terms of the notes, see the “Description of Notes” section of this prospectus supplement. The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply to list the notes on any securities exchange or to include them in any automated dealer quotation system. It is possible that no active trading market for the notes will develop, or that if it develops, it will not be maintained. Our common stock is listed on the New York Stock Exchange under the trading symbol “XPO.” The last reported sale price of our common stock on the New York Stock Exchange on September 20, 2012 was $12.89 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-14 of this prospectus supplement and “Risk Factors” on page 4 of the accompanying prospectus before you make an investment in the notes.

	Per Note	Total
Public offering price(1)	$1,000	$125,000,000
Underwriting discounts and commissions	$35	$4,375,000
Proceeds, before expenses, to us	$965	$120,625,000

(1)	Plus accrued interest, if any, from September 26, 2012.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $18,750,000 principal amount of notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about September 26, 2012.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	JEFFERIES

BB&T Capital Markets	Oppenheimer & Co.	Raymond James	Stifel Nicolaus Weisel	Avondale Partners	FBR

September 21, 2012

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the notes in two separate documents: (1) this prospectus supplement, which describes the specific terms of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the notes being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in “Available Information and Incorporation of Information by Reference” of this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless the context otherwise requires or unless expressly stated otherwise, all references to the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporate herein and therein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement or the accompanying prospectus which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed elsewhere in this prospectus supplement, including the section entitled “Risk Factors”, the risks in the Company’s filings with the SEC and the following: economic conditions generally; competition; the Company’s ability to find suitable acquisition candidates and execute its acquisition strategy; the Company’s ability to raise capital; the Company’s ability to attract and retain key employees to execute its growth strategy; the Company’s ability to develop and implement a suitable information technology system; the Company’s ability to maintain positive relationships with its network of third-party transportation providers; and governmental regulation. All forward-looking statements included in this prospectus supplement, in the accompanying prospectus or in any document incorporated by reference herein or therein speak only as of the date of this prospectus supplement, the accompanying prospectus or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement, and the risk factors and the financial statements and other information contained in our filings with the SEC which have been incorporated by reference in this prospectus supplement, before making an investment decision.

Business Overview

XPO Logistics is a non-asset based transportation services provider. The Company does not own trucks, airplanes or ships. We act as a middleman between shippers and carriers who outsource their transportation logistics to us as a third-party broker.

Our services are offered through three distinct business segments: freight brokerage (XPO Brokerage and Bounce Logistics), which places shippers’ freight with qualified carriers; expedited transportation (Express-1), which provides urgent freight transportation via independent contractors; and freight forwarding (Concert Group Logistics or CGL), which arranges domestic and international shipments using ground, air and ocean transport through a network of agent-owned and Company-owned locations.

We operate these businesses in an industry that is large, growing and fragmented: three fundamentals that we believe make the logistics industry strategically attractive for long-term value creation. We believe approximately $1 trillion is spent annually on logistics services in the United States. We believe the over-the-road trucking component of that spend is approximately $350 billion, with approximately 250,000 truckload carriers servicing millions of shippers.

Truck brokerage, our primary focus, currently accounts for approximately $50 billion of that $350 billion. Between 1995 and 2011, brokerage grew at two to three times GDP, and yet the market is largely underpenetrated, with approximately 85% of shipments still being contracted directly between shippers and carriers. We believe that the 15% penetration rate is likely to increase substantially, driven by a dual outsourcing trend as more shippers and carriers come to appreciate the economic sense of using third party logistics services.

In September 2011, following the equity investment in the Company led by Jacobs Private Equity, LLC (“JPE”) as described below, we began to implement a three-pronged strategy to leverage our strengths — including management expertise, operational scale and substantial capital resources — in pursuit of significant growth and value creation:

(1) Acquisitions. We will continue to seek to acquire attractive truck brokerage operations that are scalable. Within the fragmented logistics industry, there are approximately 10,000 licensed truck brokers operating in the United States, yet only about 20 of them – less than 1% – have revenue of over $200 million. This creates a large potential acquisition universe, and we believe that, in many cases, a lack of access to working capital provides an incentive for owners to sell. We have completed two truck brokerage acquisitions to date: Continental Freight Services in May 2012, and Kelron Logistics in August 2012.

(2) Cold-starts. We will continue to seek to open greenfield locations, mainly truck brokerage branches, throughout North America. We have opened 12 cold-starts to date, seven of which are in truck brokerage. Each of our cold-starts is led by a highly experienced branch president from within the industry with a strong track record of revenue-building. Cold-starts have the potential to generate extremely high returns on invested capital, because the amount of the investment is relatively low and there is a large component of variable-based incentive compensation.

(3) Optimization of operations. We will continue to invest in a talented and significantly larger sales force and superior information technology, and seek to leverage our scale. In March 2012, we opened a national operations center in Charlotte, N.C. – a critical component of our infrastructure. The operations center incorporates shared services for back office functions, houses our servers and databases, and provides centralized carrier procurement as a resource for our brokerage branches. The support of our operations center has been a key factor in our ability to open brokerage cold-starts, most recently in Chicago, Ill., Jacksonville, Fla., Whippany, N.J., and Montgomery, Ala.

In August 2012, we opened a regional hub in Birmingham, Ala., for our Express-1 expedited business, to take advantage of the continued shift in manufacturing to the southern states. In addition, we are optimizing our expedited operations by competing successfully for contracts with owner operators of truck fleets, mining the broader market for urgent freight relationships, and building our presence in three attractive vertical markets: cross-border Mexico freight, temperature-controlled freight, and defense-related freight.

To optimize our freight forwarding business, we intend to build the CGL network into a national footprint of at least 35 freight forwarding stations in the United States. This involves the growth of both Company-owned and agent-owned locations. CGL currently has a total of 27 locations, including four opened this year: Los Angeles, Calif., Charlotte, N.C., Atlanta, Ga., and Newark, N.J.

The backbone of our customer service organization in all three of our business segments is our information technology. We are developing a scalable platform across the company, with sales, service, carrier and track-and-trace capabilities, as well as benchmarking and analysis.

Through acquisitions, cold-starts and other growth initiatives, we have built up XPO Logistics to 54 locations in less than a year: 29 Company-owned and 25 agent offices. We anticipate that our strategy will continue to be facilitated by our highly experienced leadership team, as described in detail under “Management and Directors.”

JPE Investment

In September 2011, pursuant to an investment agreement, dated as of June 13, 2011, by and among JPE, the other investors party thereto (collectively with JPE, the “Investors”) and the Company, we issued to the Investors, for $75.0 million in cash: (i) an aggregate of 75,000 shares of our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), which are initially convertible into an aggregate of 10,714,286 shares of our common stock, and (ii) warrants initially exercisable for an aggregate of 10,714,286 shares of our common stock at an initial exercise price of $7.00 per share of common stock (the “Warrants”). Our stockholders approved the issuance of the Series A Preferred Stock and the Warrants at the special meeting of our stockholders on September 1, 2011.

In connection with the closing of the JPE equity investment, we changed our name from “Express-1 Expedited Solutions, Inc.” to “XPO Logistics, Inc.” on September 2, 2011. In addition, we effected a 4-for-1 reverse stock split and increased the number of our authorized shares of common stock to 150,000,000 shares.

Recent Developments

Acquisition of Kelron Logistics, Inc.

On August 3, 2012, we acquired the freight brokerage operations of Kelron Corporate Services Inc. (collectively with its affiliated companies, “Kelron”), a non-asset, third party logistics business based in Canada. The purchase price was $8.0 million, including assumed debt and liabilities but excluding any working capital adjustments. Founded in 1992, Kelron serves more than 1,000 customers through locations in Toronto, Ontario; Vancouver, British Columbia; Montreal, Quebec; and Cleveland, Ohio. For the year ended March 31, 2012, Kelron had revenue of $101.1 million, an operating loss of $1.2 million, and a net loss of $1.1 million. For more information about the acquisition of Kelron, see our Current Report on Form 8-K dated August 9, 2012.

In this prospectus supplement, amounts shown on an actual or “as adjusted” basis have not been adjusted to reflect the acquisition of Kelron.

Prospective Acquisitions

Consistent with our strategy to grow our business in part through acquisitions, we currently are engaged in discussions with respect to several other potential acquisitions. Although we have not entered into any definitive agreements with any potential acquisitions at this time, and cannot assure you that we will enter into any such definitive agreements (or that if we do, any such acquisitions will be consummated), it is possible that we will enter into one or more such agreements in the near future.

C.H. Robinson Worldwide, Inc. Litigation

We recently became involved in litigation in the Fourth Judicial District Court, County of Hennepin, State of Minnesota, relating to our hiring of former employees of C.H. Robinson Worldwide, Inc. (“C.H. Robinson”). In the litigation, C.H. Robinson alleges the following against us: (1) tortious interference with contractual employment-related relationships; (2) misappropriation of trade secrets; and (3) inducing, aiding and abetting breaches of contract. C.H. Robinson is seeking temporary, preliminary and permanent injunctions, direct and consequential damages, and attorney’s fees.

On August 23, 2012, the Court denied C.H. Robinson’s motion for a temporary injunction to prevent us from communicating with C.H. Robinson employees, among other things, but granted C.H. Robinson’s motion for expedited discovery in connection with the litigation and enjoined two individual defendant employees of the Company. The legal discovery process is underway on this matter and a preliminary injunction hearing is scheduled for October 1, 2012. We believe that we have strong legal defenses to the asserted claims and we are evaluating the counterclaims available to us. However, we cannot assure you that an adverse outcome would not significantly impact our ability to execute certain of our growth initiatives.

Proposed ABL Facility

We currently are evaluating opportunities to enter into a revolving credit facility in an initial amount of $45.0 million. The facility would be supported by our accounts receivable balances. The final terms of this contemplated facility have not been determined. Although we have not entered into a definitive agreement with respect to any credit facility at this time, and cannot assure you that we will enter into any such definitive agreement, it is possible that we will enter into such an agreement in the near future.

Preliminary Expected Results for the Three Months Ending September 30, 2012

Our current fiscal quarter ends on September 30, 2012 and, accordingly, our financial results for the quarter are not yet available. Based on information available to us as of the date of this prospectus supplement, we expect that for the quarter ending September 30, 2012, total operating revenue will be between $68.0 million and $72.0 million, with a gross margin of between $9.5 million and $10.5 million, and that we will record an operating loss of between $9.0 million and $10.5 million. These preliminary expected ranges anticipate that our financial results will be impacted by: (i) investments in our cold-start program, which is progressing ahead of plan; (ii) one-time costs associated with the purchase of Kelron; (iii) an economic environment that impacts demand for our expedited services; and (iv) expenses associated with the C.H. Robinson litigation. In addition, we anticipate that our net loss and loss per share will be impacted by a lower tax benefit if, as expected, we do not record deferred tax assets during the three months ending September 30, 2012, resulting in a lower effective tax rate.

Our expectations regarding our results for the quarter ending September 30, 2012, are forward-looking statements based solely on management estimates utilizing currently available information. As described under “Forward-Looking Statements,” investors are cautioned that forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to our expected results and, accordingly, does not express an opinion or any other form of assurance with respect to these expectations.

Corporate Information

Our executive office is located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (855) 976-4636. Our corporate website is www.xpologistics.com. The information on our website is not part of, nor is it incorporated into, this prospectus supplement.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to XPO Logistics, Inc. and not to its consolidated subsidiaries.

Issuer	XPO Logistics, Inc., a Delaware corporation.

Securities offered	$125,000,000 principal amount of 4.50% Convertible Senior Notes due 2017 (plus up to an additional $18,750,000 principal amount of notes if the underwriters exercise their option to purchase additional notes in full).

Maturity	October 1, 2017, unless earlier converted, redeemed or repurchased.

Interest and payment dates	4.50% per year. Interest will accrue from September 26, 2012 and will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013 to holders of record at the close of business on the March 15 or September 15, as the case may be (whether or not a business day), immediately preceding each interest payment date. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion rights

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding April 1, 2017, in multiples of $1,000 principal amount, only under the following circumstances:

•    during any calendar quarter commencing after the calendar quarter ending on December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•    during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day;

•    if we call the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•    upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after April 1, 2017 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The initial conversion rate for the notes is 60.8467 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.43 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at our option

We may not redeem the notes prior to October 1, 2015. We may redeem the notes for cash, at our option, in whole but not in part, on any business day on or after October 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding,

the redemption date, payable in cash, plus a “make-whole premium” payment or delivery, as the case may be, in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, equal to the present values of the remaining scheduled payments of interest on the notes to be redeemed through October 1, 2017 (excluding interest accrued to, but excluding, the redemption date). The present values of the remaining interest payments will be computed using a discount rate equal to 4.50%.

If we elect to pay some or all of the make-whole premium in shares of our common stock, then the number of shares of common stock a holder will receive will be that number of shares that have a value equal to the amount of the make-whole premium payment to be made to such holder in shares, divided by the product of (1) the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the third trading day immediately preceding the redemption date and (2) 98.0%.

We must make the make-whole premium payment on all notes called for redemption prior to the maturity date, including notes converted after the date we provide the notice of redemption and prior to the related redemption date.

We will give notice of any redemption not less than 70 nor more than 90 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking

The notes will be our unsubordinated unsecured obligations and will rank:

•    senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•    equal in right of payment with all of our other unsecured unsubordinated indebtedness;

•    effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•    structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of June 30, 2012, our total consolidated indebtedness was approximately $131,000, all of which was secured indebtedness and of which an aggregate of approximately $77,000 was indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been approximately $125.1 million. See “Description of Notes—Ranking.”

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $120.3 million (or $138.4 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated expenses. We intend to use the net proceeds from this offering for general corporate purposes, which may include potential acquisitions. Consistent with our strategy to grow our business through acquisitions, we currently are engaged in discussions with respect to several potential acquisitions. Although we have not entered into any definitive agreements with respect to any potential acquisitions at this time, and cannot assure you that we will enter into any such definitive agreements (or that if we do, any such acquisition will be consummated), it is possible that we will enter into one or more such agreements in the near future. See “Use of Proceeds.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Form and denomination	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Absence of a public market for the notes	The notes are new securities for which there is currently no established market. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply to list the notes on any securities exchange or to include them in any automated dealer quotation system.

U.S. federal income tax consequences	For a description of the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Consequences.”

Governing law	The notes and the indenture governing the notes will be governed by New York law.

New York Stock Exchange symbol for our common stock	Our common stock is listed on the New York Stock Exchange under the trading symbol “XPO.”

Trustee, paying agent, registrar and conversion agent	The Bank of New York Mellon Trust Company, N.A.

Risk factors	Investing in the notes involves a high degree of risk. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information referred to under the heading “Risk Factors” of this prospectus supplement, before deciding whether to purchase our notes in this offering.

Except as otherwise indicated, all information in this prospectus supplement:

•	assumes the underwriters will not exercise their option to purchase an additional $18,750,000 principal amount of the notes from the Company;

•	excludes 1,425,332 shares issuable upon the exercise of options outstanding as of September 18, 2012, with a weighted-average exercise price of $9.57 per share of our common stock;

•	excludes 878,816 shares underlying restricted stock units outstanding as of September 18, 2012;

•	excludes 10,714,286 shares issuable upon the exercise of the Warrants outstanding as of September 18, 2012, at an exercise price of $7.00 per share of our common stock; and

•	excludes 10,714,286 shares issuable upon conversion of the Series A Preferred Stock outstanding as of September 18, 2012 at an effective conversion price of $7.00 per share of our common stock.

SUMMARY FINANCIAL DATA

The following table sets forth summary consolidated historical financial data. We derived the summary consolidated historical financial data as of December 31, 2011 and 2010 and for the fiscal years ended December 31, 2011, 2010 and 2009 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the summary consolidated historical financial data for the six months ended June 30, 2012 and 2011 and as of June 30, 2012 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. We derived the summary consolidated historical financial data as of June 30, 2011 from our unaudited consolidated financial statements not incorporated by reference in this prospectus supplement. The following information should be read together with the historical audited consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in the unaudited consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the six months ended June 30, 2012, each of which is incorporated by reference into this prospectus supplement. The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance.

	Six Months Ended June 30,		Fiscal Year Ended
	2012	2011	December 31, 2011	December 31, 2010	December 31, 2009
	(in thousands, except per share data)

Consolidated Statement of Operations Data (at period end)(1):
Operating revenue	$99,100	$85,602	$177,076	$157,987	$100,136

Income from discontinued operations	—	—	—	—	15

Preferred stock beneficial conversion charge and preferred dividends(1)	1,500	—	(45,336)	—	—

Net (loss) income available to common stockholders	$(9,371)	$2,031	$(44,577)	$4,888	$1,705

Earnings per share

Basic	$(0.56)	$0.25	$(5.41)	$0.61	$0.21

Diluted	$(0.56)	$0.24	$(5.41)	$0.59	$0.21

Weighted average common shares outstanding

Basic	16,629	8,214	8,247	8,060	8,009

Diluted	16,629	8,553	8,247	8,279	8,042

Consolidated Balance Sheet Data (at period end):

Cash	$190,712	$647	$74,007	$561

Working capital	$208,784	$12,261	$83,070	$12,314

Total assets	$260,731	$55,596	$127,641	$56,672

Total long-term debt and capital leases	$131	$2,917	$2,129	$3,763

Preferred Stock	$42,794	—	$42,794	—

Stockholder’s equity	$238,347	$36,952	$108,360	$34,013

(1)	The Company effected a 4-for-1 reverse stock split on September 2, 2011. All share and per share amounts have been adjusted to reflect the reverse stock split. Results for the fiscal year ended December 31, 2011 reflect the beneficial conversion feature of $44.2 million on the Series A Preferred Stock that was recorded as a deemed distribution during the third quarter of 2011.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods indicated, our ratio of earnings to fixed charges.

	June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	—	28.1x	7.2x	31.0x	19.1x	13.8x	29.6x

For purposes of this calculation: Earnings means pre-tax income from continuing operations plus fixed charges; and Fixed Charges means interest cost expensed and capitalized plus an appropriate portion of rentals representative of the interest factor.

Prior to the issuance of the notes, our interest expense was minimal. The ratio of earnings to fixed charges for our historical periods may not be indicative of our ratio of earnings to fixed charges for future periods.

RISK FACTORS

Before investing in the notes, you should carefully consider all of the information included in or incorporated by reference into this prospectus supplement, including the risks described below and the risks discussed under the caption “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2011, page 26 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and page 28 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, each of which is incorporated by reference into this prospectus supplement. If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the market or trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

Risks Related to the Notes

The notes are effectively junior to our existing and future secured indebtedness.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our other unsecured unsubordinated indebtedness; and effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2012, our total consolidated indebtedness was approximately $131,000, all of which was secured indebtedness and of which an aggregate of approximately $77,000 was indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been approximately $125.1 million.

The notes are structurally junior to all indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and will not be guaranteed by any of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, creditors and holders of preferred stock, if any, of our subsidiaries will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor. Thus, the notes will be structurally junior to the claims of creditors and holders of preferred stock, if any, of our subsidiaries.

The notes are our obligations only and our operations are conducted through our subsidiaries.

We conduct a substantial portion of our business through our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to regulatory, economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes may employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on the common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they may employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because our common stock is a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct the convertible arbitrage strategy that we believe they may employ, or seek to employ, with respect to the notes.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc., or FINRA, to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “SRO pilot program”). Beginning on August 8, 2011, the SRO pilot program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. Beginning on November 23, 2011, the SRO pilot program was amended to exclude all rights and warrants from the trading halt. The SRO pilot program is currently set to expire on February 4, 2013. On May 31, 2012, the SEC approved the “Limit Up-Limit Down” plan proposed by FINRA and securities exchanges. The plan requires securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan, which will go into effect on a one-year pilot basis on February 4, 2013, is intended to replace the SRO pilot program.

On May 31, 2012, the SEC also approved changes to the existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. Among other changes to the existing market-wide circuit breaker system that will go into effect on a one-year pilot basis on February 4, 2013 will be a change in the existing 10%, 20% and 30% market decline thresholds that trigger market-wide trading halts to 7%, 13% and 20%, respectively. The approved amendment also changes the index that is used as the pricing reference for the decline to the S&P 500 Index rather than the Dow Jones Industrial

Average, and in some instances shortens the time periods during which trading will be halted to 15 minutes if the circuit breaker occurs prior to 3:25 p.m., except in the case of a 20% decline. Because our common stock is an NMS stock, the restrictions on trading imposed by the SRO pilot program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the notes to effect short sales in our common stock and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd Frank Act, on July 21, 2010 also introduces regulatory uncertainty that may impact trading activities relevant to the notes. This new legislation will require many over-the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the notes to maintain a convertible arbitrage strategy with respect to the notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the notes. The implementation dates for these requirements are subject to regulatory action and at this time cannot be determined with certainty. We cannot predict how this legislation will ultimately be implemented by the SEC and other regulators or the magnitude of the effect that this legislation will have on the trading price or liquidity of the notes.

Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the Dodd-Frank Act may have on the trading price and the liquidity of the notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, in September 2008, the SEC issued emergency orders generally prohibiting short sales of the common stock of certain financial services companies while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

We may not have the ability to repay the principal amount of the notes at maturity or to raise the funds necessary to settle conversions of the notes or repurchase the notes upon a fundamental change.

At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Holders of the notes will also have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to repay the principal amount of the notes, make repurchases of notes surrendered therefor or settle conversions of the notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repay the principal amount of the notes, repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which may result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the if-converted method, the effect of which is that conversion will not be assumed for purposes of computing diluted earnings per share if the effect would be antidilutive. Under the if- converted method, for diluted earnings per share purposes, convertible debt is antidilutive whenever its interest, net of tax and nondiscretionary adjustments, per common share obtainable on conversion exceeds basic earnings per shares. Dilutive securities that are issued during a period and dilutive convertible securities for which conversion options lapse, or for which related debt is extinguished during a period, will be included in the denominator of diluted earnings per share for the period that they were outstanding. Likewise, dilutive convertible securities converted during a period will be included in the denominator for the period prior to actual conversion. Moreover, interest charges applicable to the convertible debt will be added back to the numerator. We cannot be sure that the accounting standards in the future will continue to permit the use of the if-converted method. If we are unable to use the if-converted method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding April 1, 2017, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading day observation period. As described under “Description of Notes—Settlement upon Conversion,” (i) if the relevant conversion date occurs prior to April 1, 2017 and we have not delivered a notice of redemption as described under “Description of Notes—Optional Redemption,” the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after April 1, 2017 and we have not delivered a notice of redemption as described under “Description of Notes—Optional Redemption,” the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date; and (iii) if the relevant conversion date occurs on or after the date we have delivered a notice of redemption (but prior to the close of business on the scheduled trading day immediately preceding the redemption date) as described under “Description of Notes—Optional Redemption,” (even if the relevant conversion date occurs after April 1, 2017), the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the redemption date.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.” Accordingly, subject to restrictions contained in our future debt instruments, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the transaction is greater than $75.00 per share or less than $12.89 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 77.5795 shares of our common stock, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends to holders of our common stock, the issuance of certain rights or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends on our common stock and certain issuer tender or exchange offers for our common stock as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally and other factors. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted, under certain circumstances you may be deemed to have received a dividend from us, resulting in ordinary income to you for U.S. federal income tax purposes, even though you would not receive any cash related to that adjustment and even though you might not exercise your conversion right. If you are a Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty, which may be withheld from subsequent payments on the notes. In addition, in certain circumstances, such deemed dividend may be subject to withholding at a rate of 30% under FATCA (as defined in “Material U.S. Federal Income Tax Consequences”). If a make-whole fundamental change occurs prior to April 1, 2017, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. This increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Consequences.”

You will not receive cash payments of accrued but unpaid interest upon conversion of the notes.

Upon conversion of your notes, we will deliver to the holder of notes cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, together with cash payments for fractional shares that are converted, if any. Except in limited circumstances, our obligation to pay accrued but unpaid interest attributable to the period from the most recent interest payment date through the conversion date will be deemed to be satisfied upon delivery, as the case may be, of cash, shares of our common stock, or a combination of cash and shares of our common stock.

Your notes may become convertible into something other than our common stock.

There is nothing in the indenture governing the notes that prevents us from entering into mergers or other transactions in which our common stock is converted into the right to receive shares of another company or securities or assets (including cash) other than shares of our common stock. While the indenture contains provisions intended to ensure that upon conversion you will receive what you would have received as a result of the transaction with regard to the common stock into which your notes were convertible, what you become entitled to receive upon conversion may not be as attractive to you as our common stock.

We may incur substantially more debt or take other actions which would intensify the risks discussed above.

We have the right to incur additional debt in the future, subject to any restrictions contained in our future debt instruments, some or all of which could be secured debt or debt of our subsidiaries. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing future debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies, particularly companies, such as XPO, with a relatively limited trading volume. These broad market fluctuations have adversely affected, and may in the future adversely affect, the market price of our common stock. Among the factors that could affect our stock price are:

•	changes in financial estimates and buy/sell recommendations by securities analysts or our failure to meet analysts’ revenue or earnings estimates;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	market conditions in our industry and the general state of the securities markets;

•	fluctuations in the stock price and operating results of our competitors;

•	actions by institutional shareholders;

•	investor perception of us and the industry and markets in which we operate; and

•	general economic conditions.

The trading price of our common stock has fluctuated widely in the past, and we expect that it will continue to fluctuate in the future.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock and the value of your notes.

Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

We anticipate that we will fund future acquisitions or our capital requirements from time to time, in whole or part, through sales or issuances of our common stock or equity-linked securities, subject to prevailing market conditions and our financing needs. Future equity financing may dilute the interests of our stockholders, and future sales or issuances of a substantial number of shares of our common stock or other equity-linked securities may adversely affect the market price of our common stock.

We have securities outstanding presently that are convertible into or exercisable for a substantial number of shares of our common stock. As of September 18, 2012, there were (i) 17,810,637 shares of our common stock outstanding, (ii) 75,000 shares of Series A Preferred Stock outstanding, which are initially convertible into an aggregate of 10,714,286 shares of our common stock (subject to customary anti-dilution adjustments), (iii) Warrants exercisable at any time until September 2, 2021, for an aggregate of 10,714,286 shares of our common stock at an initial exercise price of $7.00 per share of common stock (subject to customary anti-dilution adjustments), (iv) 2,304,148 shares of our common stock that are issuable upon exercise of our outstanding options or restricted stock units and (v) shares reserved for issuance upon conversion of the notes.

The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

Our Chairman and Chief Executive Officer controls a large portion of our voting stock and has substantial control over us, which could limit other stockholders’ ability to influence the outcome of key transactions, including changes of control.

Our Chairman and Chief Executive Officer, Bradley S. Jacobs, controls, as the managing member of JPE, (i) 67,500 shares of our Series A Preferred Stock, which are initially convertible into an aggregate of 9,642,857 shares of our common stock, and (ii) 9,642,857 Warrants initially exercisable for an aggregate of 9,642,857 shares of our common stock at an exercise price of $7.00 per share. After taking into account shares of our common stock owned directly by Mr. Jacobs or issuable upon exercise of vested stock options, Mr. Jacobs would control, upon conversion of the Series A Preferred Stock and exercise of the Warrants held by JPE in full, approximately 52.1% of our outstanding common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. Our Series A Preferred Stock votes together with our common stock on an “as-converted” basis on all matters, except as otherwise required by law, and separately as a class with respect to certain matters implicating the rights of holders of shares of the Series A Preferred Stock. In addition, pursuant to the investment agreement by and among JPE, the other Investors and the Company, Mr. Jacobs, as the managing member of JPE, will have the right to designate for nomination by our board of directors a majority of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 33% of the voting power of our capital stock on a fully-diluted basis, and will have the right to designate for nomination by our board of directors 25% of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 20% of the voting power of our capital stock on a fully-diluted basis. Accordingly, Mr. Jacobs can exert significant influence over our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Because Mr. Jacobs currently controls a majority of the voting power of our stock, we qualify as a “controlled company” as defined in the New York Stock Exchange Listed Company Manual, and, as such, we may elect not to comply with certain corporate governance requirements of such stock exchange. We do not currently intend to utilize these exemptions.

Our common stock is subordinate to our existing and future indebtedness and preferred stock.

Shares of the common stock are equity interests in XPO and do not constitute indebtedness. As such, shares of our common stock rank junior to all indebtedness and other non-equity claims on XPO with respect to assets available to satisfy claims on XPO, including in a liquidation of XPO. Additionally, we have outstanding shares of Series A Preferred Stock with a liquidation preference of $75,000,000 and an annual cash dividend of 4% of such liquidation preference. Holders of our common stock are subject to the prior dividend and liquidation rights of the holders of our preferred stock.

For a detailed description of the terms of our outstanding Series A Preferred Stock, see “Description of Selling Securityholder Preferred Stock” beginning on page 14 of the accompanying prospectus.

We currently do not intend to pay dividends on our common stock.

We have no immediate plans to pay dividends on our common stock. We currently plan to retain future earnings and cash flows for use in the development of our business rather than pay dividends on our common stock. Accordingly, we do not anticipate paying any cash dividends on our common stock in the near future. Therefore, the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

MANAGEMENT AND DIRECTORS

We recently assembled a new leadership team with a skill set matched to the Company’s growth strategy. We provide below information regarding our executive officers and key members of our management team.

Bradley Jacobs, Chief Executive Officer and Chairman of the Board of Directors. Mr. Jacobs has led the Company since September 2011. He is also the managing director of Jacobs Private Equity, LLC, which is our largest stockholder. Prior to XPO Logistics, Mr. Jacobs led two public companies: United Rentals, Inc., which he co-founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for its first six years and as executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Previously, Mr. Jacobs founded Hamilton Resources (UK) Ltd. and served as its chairman and chief operating officer. This followed the co-founding of his first venture, Amerex Oil Associates, Inc., where he was chief executive officer. Mr. Jacobs is a member of the board of directors of the Beck Institute for Cognitive Behavior Therapy.

Sean Fernandez, Chief Operating Officer. Mr. Fernandez has more than 20 years of leadership experience with global companies in industries that include distribution, consumer goods manufacturing, trucking and transportation. He previously served as senior vice president and general manager–consumables for NCR Corporation, and earlier held positions as vice president—new growth platforms with Avery Dennison Corporation; chief operating officer with SIRVA, Inc.; group president with Esselte Corporation; chief operating officer—Asia Pac operations and divisional president with Arrow Electronics, Inc.; and senior engagement manager with McKinsey & Company, Inc. He holds a master of business administration degree from Harvard University.

John Hardig, Chief Financial Officer. Mr. Hardig previously served as managing director for the Transportation & Logistics investment banking group of Stifel Nicolaus Weisel. Earlier, he was an investment banker for six years in the Transportation and Telecom groups at Alex. Brown & Sons (now Deutsche Bank). Mr. Hardig holds a master of business administration degree from the University of Michigan Business School.

Scott Malat, Chief Strategy Officer. Mr. Malat joined the Company as senior vice president–strategic planning before being appointed to his current role. Previously, he was with Goldman Sachs Group, Inc., where he served as senior equity research analyst covering the air, rail, trucking and shipping sectors. Prior to Goldman Sachs, Mr. Malat was an equity research analyst with UBS, and a strategy manager with JPMorgan Chase & Co. He holds a degree in statistics from Cornell University and is a CFA® charter holder. Mr. Malat is a member of the board of directors of the non-profit PSC Partners Seeking a Cure.

Tom Connolly, Senior Vice President—Acquisitions. Mr. Connolly previously served as managing director of EVE Partners, LLC, a leading financial advisory firm whose practice is focused exclusively on the transportation logistics industry. He holds a master of business administration degree from the Goizueta Business School at Emory University.

Troy Cooper, Senior Vice President—Finance. Mr. Cooper was most recently with United Rentals, Inc., where he served as vice president–group controller responsible for field finance functions. Previously, he held controller positions with United Waste Systems, Inc. and OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.). Mr. Cooper began his career in public accounting with Arthur Andersen and Co. and is a certified public accountant.

Gordon Devens, Senior Vice President and General Counsel. Mr. Devens was most recently vice president—corporate development with AutoNation, Inc., where he was previously vice president—associate general counsel. Earlier, he was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in mergers and acquisitions and securities law. Mr. Devens holds a doctorate of jurisprudence from the University of Michigan.

Mario Harik, Chief Information Officer. Mr. Harik’s prior positions include chief information officer and senior vice president—research and development with Oakleaf Waste Management; chief technology officer with Tallan, Inc.; co-founder of G3 Analyst, where he served as chief architect of web and voice applications; and architect and consultant with Adea Solutions. Mr. Harik holds a master of engineering degree in information technology from Massachusetts Institute of Technology.

Richard Metzler, Senior Vice President—Acquisitions. Mr. Metzler previously served as chief commercial officer for Greatwide Logistics Services, LLC, with prior positions as executive vice president of marketing–Americas for DHL Express, Inc.; and senior vice president—marketing and customer service, Transport International Pool for GE Capital (now GE Trailer Fleet Services). Earlier, he held numerous senior positions with Federal Express Corporation, including vice president and general manager, FedEx Logistics–Americas. Mr. Metzler is a member of the boards of directors of Flash Global Logistics, Inc. and the Transportation Marketing and Sales Association.

Kent Renner, Senior Vice President—Chief Accounting Officer. Mr. Renner was previously global controller with GE Energy Services, Inc., a division of General Electric Company. His prior positions include assistant corporate controller with The Home Depot, Inc., and senior manager with PricewaterhouseCoopers. Mr. Renner has a master’s degree in accounting from the University of North Carolina at Chapel Hill and is a certified public accountant.

Gregory Ritter, Senior Vice President—Brokerage Operations. Mr. Ritter has more than three decades of sales and management experience in multi-modal transportation logistics. He most recently served as the president of Knight Brokerage, LLC, a subsidiary that he established for Knight Transportation, Inc. Previously, Mr. Ritter spent 22 years with C.H. Robinson Worldwide.

David Rowe, Chief Technology Officer. Mr. Rowe has 23 years of senior technology experience, including five years as chief technology officer for Echo Global Logistics, Inc., where he led the design and development of Echo’s information systems for customer and carrier services, and integrated 11 acquisitions. Previously, Mr. Rowe served as chief information officer for Equis/United Group Limited (now UGL Limited). Earlier, he was chief information officer for USWeb Cornerstone.

Louis Amo, Vice President—Carrier Procurement and Operations. Mr. Amo has 15 years of transportation and carrier management experience, most recently as director of transportation for Electrolux Major Appliances North America. Previously, he held positions with Union Pacific Corporation, Odyssey Logistics & Technology Corporation and SABIC Innovative Plastics Holding BV (formerly GE Plastics). He holds a master of business administration degree from the Syracuse University School of Management.

Marie Fields, Director of Training. Ms. Fields has worked in the logistics industry for 15 years, including 12 years with C.H. Robinson Worldwide, Inc., where she was responsible for the training and onboarding of new hires, systems training and sales development. Earlier, she worked for American Backhaulers, Inc. as a dispatcher and a carrier sales representative.

Angela Gibbons, Vice President—Human Resources. Ms. Gibbons has 26 years of human resources experience, including senior positions as group global HR director for CIRCOR Flow Technologies Group; senior director, global HR for Polymer Group, Inc.; and global director of HR shared services for SPX Corporation. Earlier, Ms. Gibbons worked with Phillips Electronics North America and Digital Equipment Corp. (now Hewlett-Packard/Compaq).

John Tuomala, Vice President—Talent Management. Mr. Tuomala has more than 20 years of experience in managing corporate talent processes, most recently as director of talent acquisition for Compass Group North America, where he led a team responsible for recruiting approximately 2,500 employees per year. He has also worked as a retained executive search consultant.

We provide below information regarding each non-employee member of our board of directors, which also includes Mr. Jacobs as chairman.

G. Chris Andersen is the founder and a managing partner of G.C. Andersen Partners, LLC. Previously, Mr. Andersen served as vice chairman of PaineWebber, and as head of the Investment Banking Group at Drexel Burnham Lambert Incorporated. Mr. Andersen is the lead director for Terex Corporation. He is a founder of the

Garn Institute of Finance at the University of Utah; a member of the International Advisory Council of the Guanghua School of Management at Peking University; and sits on the advisory board of the RAND Corporation’s Center for Asia Pacific Policy. Mr. Andersen holds a master’s degree from the Kellogg School of Management and is a chartered financial analyst.

Michael Jesselson is the president of Jesselson Capital Corporation. He is a longstanding director of American Eagle Outfitters, Inc., and serves as the Company’s lead independent director. Additionally, Mr. Jesselson has numerous non-profit affiliations, including chairman of American Friends of Bar-Ilan University; trustee of Yeshiva University; board member of SAR Academy; co-chairman of Shaare Zedek Medical Center Board of Directors in Jerusalem; board member of the Center for Jewish History; trustee of the American Jewish Historical Society; board member of the National Museum of American Jewish History; and board member of the Leo Baeck Institute.

Adrian Kingshott is the chief executive officer of AdSon LLC, and an affiliated managing director of The Bank Street Group LLC. Previously, with Goldman Sachs, he served as co-head of the firm’s Leveraged Finance business, among other positions. More recently, Mr. Kingshott was a managing director of Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets at Fairfield University’s Dolan School of Business; and an adjunct professor of International Corporate Financial Management at Fordham University’s School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

James Martell is an independent operating executive with Welsh, Carson, Anderson & Stowe, for companies in the transportation logistics sector and related industries. Previously, he was chief executive officer of SmartMail Services, Inc.; executive vice president of Americas for UTi Worldwide Inc.; and chief executive officer of Burlington Air Express Canada. Earlier, Mr. Martell held management positions with Federal Express Corporation and United Parcel Service, Inc. He currently serves as a director of Mobile Mini, Inc. Additionally, Mr. Martell is lead director for Ozburn-Hessey Logistics LLC, Vision Logistics Holding Corp., 3PD, Inc., ProTrans International and Unitrans International Corporation. He holds a degree in business administration from Michigan Technological University.

Jason Papastavrou, Ph.D. is the founder and chief investment officer of ARIS Capital Management, LLC, and is the co-founder of Empiric Asset Management, LLC. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP); president of BACAP Alternative Advisors; and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc.

Oren Shaffer was most recently vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc.; executive vice president and chief financial officer of Ameritech Corporation; and held senior executive positions with Goodyear Tire & Rubber Company, where he also served on the board of directors. Mr. Shaffer is a director on the boards of Terex Corporation; Belgacom S.A.; and Intermec, Inc.; and serves on the supervisory board of Demag Cranes AG. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $120.3 million. If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $138.4 million. “Net proceeds” is what we expect to receive after paying the underwriting discounts and commissions and other estimated expenses of the offering. We expect to use these net proceeds for general corporate purposes, which may include potential acquisitions.

Consistent with our strategy to grow our business through acquisitions, we currently are engaged in discussions with respect to several potential acquisitions. Although we have not entered into any definitive agreements with respect to any such potential acquisitions at this time, and cannot assure you that we will enter into any such definitive agreements (or that if we do, any such acquisition will be consummated), it is possible that we will enter into one or more such agreements in the near future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2012 (i) on an historical basis and (ii) on an as-adjusted basis to give effect to this offering and the application of our net proceeds from this offering, assuming no exercise of the underwriters’ option to purchase up to an additional $18,750,000 principal amount of the notes from the Company. The historical data in the table is derived from and should be read in conjunction with our consolidated financial statements, including the accompanying notes, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

In this prospectus supplement, amounts shown on an actual or “as adjusted” basis have not been adjusted to reflect the acquisition of Kelron.

	As of June 30, 2012
	Actual	As adjusted
	(in thousands, except share data)
Total cash and cash equivalents	$190,712	$315,712

Long-term debt, including current portion:
Miscellaneous debt	$131	$131
Convertible senior notes offered hereby(1)	$—	$125,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, 75,000 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 150,000,000 shares authorized, 17,696,366 shares issued; and 17,651,366 shares outstanding	17	17
Additional paid-in capital	241,962	241,962
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(46,319)	(46,319)

Total stockholders’ equity	$238,347	$238,347

Total capitalization	$238,478	$363,478

(1)

In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount through interest expense over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize or the increase in paid-in capital.

MARKET FOR THE COMMON STOCK AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange under the symbol “XPO.” The table below sets forth, for the quarters indicated, the high and low closing sales prices (adjusted for the 4-for-1 reverse stock split effective September 2, 2011) for our common stock on the New York Stock Exchange.

	High	Low
2010
First Quarter	$6.60	$4.88
Second Quarter	6.24	5.04
Third Quarter	7.52	4.96
Fourth Quarter	11.28	7.96
2011
First Quarter	$12.12	$8.48
Second Quarter	13.28	8.28
Third Quarter	17.00	7.67
Fourth Quarter	12.66	6.98
2012
First Quarter	$18.34	$11.35
Second Quarter	$19.02	$15.25
Third Quarter (through September 18, 2012)	$16.50	$12.44

On September 18, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $15.25 per share.

As of June 7, 2012, there were approximately 7,954 beneficial holders of our common stock, based upon data available to us from our proxy solicitor, transfer agent and market maker for our common stock. As of September 18, 2012, 17,810,637 shares of our common stock were outstanding.

We have never paid, and have no immediate plans to pay, cash dividends on our common stock. We currently plan to retain future earnings and cash flows for use in the development of our business and to enhance stockholder value through growth and continued focus on increasing profitability rather than pay dividends on our common stock. We expect that any future credit agreement we enter into will impose restrictions on our ability to pay cash dividends on our common stock. In addition, our outstanding shares of Series A Preferred Stock restrict the payment of dividends on our common stock in the event the full dividends on our Series A Preferred Stock have not been paid. Accordingly, we do not anticipate paying any cash dividends on our common stock in the near future. Future payment of dividends on our common stock would depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture to be dated as of September 26, 2012 between us and The Bank of New York Mellon Trust Company, N.A., as supplemented by a supplemental indenture dated the same date with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information” in the accompanying prospectus.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to XPO Logistics, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, unsubordinated obligations;

•	initially be limited to an aggregate principal amount of $125 million (or $143.75 million if the underwriters’ option to purchase additional notes is exercised in full);

•	bear cash interest from September 26, 2012 at an annual rate of 4.50% payable on April 1 and October 1 of each year, beginning on April 1, 2013;

•

be subject to redemption at our option, in whole but not in part, on any business day on or after October 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption (See “—Optional Redemption”);

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on October 1, 2017, unless earlier converted, redeemed or repurchased;

•	be issued in denominations of $1,000 and integral multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 60.8467 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.43 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under

“—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below and other than the make-whole premium described under “—Conversion Rights—Settlement upon Conversion” below in the case of a conversion in connection with a redemption of the notes at our option.

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in issue price and interest accrued, if any, and if applicable, the initial interest payment date) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described in the following paragraph, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase and delivery for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be issued to replace any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives.

Interest

The notes will bear cash interest at a rate of 4.50% per year. Interest on the notes will accrue from September 26, 2012 or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013.

Interest will be paid to the person in whose name a note is registered at the close of business on the March 15 or September 15, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or other day on which banking institutions in New York State are authorized or required by law or executive order to close.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured, unsubordinated obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our other unsecured unsubordinated indebtedness (including any trade payables that we incur directly). The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of June 30, 2012, our total consolidated indebtedness was approximately $131,000, all of which was secured indebtedness and of which an aggregate of approximately $77,000 was indebtedness of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been approximately $125.1 million.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to October 1, 2015, the notes will not be redeemable. On any business day on or after October 1, 2015, we may redeem the notes for cash, at our option, in whole but not in part, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. The redemption date must be a business day. The redemption price will equal the sum of (1) 100% of the principal amount of the notes to be redeemed payable in cash, (2) accrued and unpaid interest to, but excluding, the redemption date payable in cash and (3) a “make-whole” premium as described below.

If we redeem the notes as described above on or after October 1, 2015, we will make a “make-whole premium” payment or delivery, as the case may be, in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, equal to the present values of the remaining scheduled payments of interest that would have been made on the notes to be redeemed had such notes remained outstanding from the redemption date to October 1, 2017 (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to clause (2) of the definition of redemption price in the preceding paragraph). The present values of the remaining interest payments will be computed using a discount rate equal to 4.50%. If we elect to pay some or all of the make-whole premium in shares of our common stock, then the number of shares of our common stock a holder will receive will be that number of shares that have a value equal to the amount of the make-whole premium payment to be paid to such holder in shares, divided by the product of (1) the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the third trading day immediately preceding the redemption date and (2) 98.0%.

We must make the make-whole premium payment on all notes called for redemption prior to the maturity date, including notes converted after the date we provide the notice of redemption and prior to the related redemption date. Notwithstanding the foregoing, if we set a redemption date after a regular record date but on or prior to the immediately succeeding interest payment date, we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the make-whole premium payment made on such notes to be redeemed or surrendered for conversion will equal the present values of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for above, calculated as described above.

In the case of any optional redemption, we will provide not less than 70 nor more than 90 calendar days’ notice before the redemption date to the trustee, the paying agent and each holder of notes. Such notice will specify (i) the relevant settlement method (including the specified dollar amount, as defined below, if we elect combination settlement) with respect to any conversions following our notice of redemption, and (ii) whether we will pay or deliver, as the case may be, the make-whole premium in cash, shares of our common stock or a combination of cash and shares of our common stock (including the dollar amount of the make-whole premium to be paid in cash if we elect a combination of cash and shares of our common stock). If we do not specify the type of consideration by which we will pay the make-whole premium, we will be required to pay the make-whole premium entirely in cash.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the related redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding April 1, 2017, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Notice of Redemption,” “—Conversion upon Satisfaction of Trading Price Condition,” and “—Conversion upon Specified Corporate Events.” On or after April 1, 2017 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be 60.8467 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.43 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee initially will act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If we call the notes for redemption, a holder of notes may convert its notes only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for).

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding April 1, 2017, a holder may surrender all or a portion of its notes for conversion during any calendar quarter commencing after the calendar quarter ending on December 31, 2012 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock or any other security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock or such other security is traded. If our common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock or such other security on the relevant date received from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Except for the purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or any other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if our common stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding April 1, 2017, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such trading day.

The “trading price” per $1,000 principal amount of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent at our request for $2 million principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $2 million principal amount of notes from a nationally recognized securities dealer selected by us, then the trading price per $1,000 principal amount of notes for such determination date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination, and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met on any trading day, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) on such trading day. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such trading day, we will promptly so notify the holders, the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call the notes for redemption prior to the close of business on the business day immediately preceding April 1, 2017, holders may convert their notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert its notes until the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain distributions

If, prior to the close of business on the business day immediately preceding April 1, 2017, we elect to:

•

issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or rights, options or warrants to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place. Holders of the notes may not exercise their conversion right in connection with any distribution described in the two bullets above if they participate at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding April 1, 2017, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange or similar transaction, or sale, transfer, lease or other disposition of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the date that is 50 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 50 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 50 scheduled trading days prior to the anticipated effective date of such transaction, within five business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or After April 1, 2017

On or after April 1, 2017, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions occurring on or after April 1, 2017, and all conversions occurring after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date, will be settled using the same settlement method. Except for any conversions that occur after our issuance of a notice of redemption but prior to the related redemption date and any conversions that occur on or after April 1, 2017, we will use the same settlement method for all conversions occurring on the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions occurring (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after April 1, 2017, no later than April 1, 2017). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or combination settlement and we will be deemed to have elected physical settlement in respect of our conversion obligation, as described below. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through physical settlement.

Settlement amounts will be computed by us as follows:

•

if we elect physical settlement (or are deemed to have elected), we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the relevant observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified (or deemed specified) in the notice specifying our chosen settlement method (the “specified dollar amount”), divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “XPO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined by us without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

if the relevant conversion date occurs prior to April 1, 2017 and we have not delivered a notice of redemption as described under “—Optional Redemption” above, the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after April 1, 2017 and we have not delivered a notice of redemption as described under “—Optional Redemption” above, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date; and

•

if the relevant conversion date occurs on or after the date we have delivered a notice of redemption (but prior to the close of business on the scheduled trading day immediately preceding the redemption date) as described under “—Optional Redemption” above (even if the relevant conversion date occurs after April 1, 2017), the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the redemption date.

With respect to any notes that are converted after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in addition to the payment or delivery of the consideration due in respect of conversion as described above, we will pay or deliver, as the case may be, the make-whole premium in cash, shares of our common stock or a combination of cash and shares of our common stock as specified in our notice of redemption as described under “—Optional Redemption” above.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading (any such exchange or market, the “relevant stock exchange”). If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock is not listed or admitted for trading on any market, “scheduled trading day” means a “business day.”

“Market disruption event” means (i) a failure by the relevant stock exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion (including any make-whole premium in connection with such conversion) on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based on the daily VWAP on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

The conversion rate will be adjusted by us as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 consecutive trading days will be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such observation period. If such spin-off does not occur, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 –C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of shares of our common stock outstanding immediately prior to the open of business on the date such tender or exchange offer is consummated (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of shares of our common stock outstanding immediately after the open of business on the date such tender or exchange offer is consummated (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate. In addition, if the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the observation period in respect of any conversion, references in the preceding paragraph to 10 consecutive trading days shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such observation period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in the conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income Tax Considerations.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We currently do not have a stockholder rights plan in effect.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet (including, without limitation, the preferred stock and warrants issued by us to Jacobs Private Equity, LLC in September 2011) and outstanding as of the date the notes were first issued, subject to the immediately preceding paragraph;

•	solely for a change in the par value of the common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and be made upon the first to occur of (i) any subsequent adjustment when the cumulative net effect of all adjustments not yet made will result in a change of at least 1.0% of the conversion rate, (ii) October 1 of each year, and (iii) any conversion of the notes and, if applicable, on each trading day during the related observation period.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger, combination or similar transaction involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then we or the successor or acquiring corporation, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon the occurrence of such transaction. However, at and after the effective time of the transaction, (i) we or the successor or acquiring corporation, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. The supplemental indenture will also provide for anti-dilution adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above (it being understood that no such adjustments shall be required with respect to any portion of the reference property that does not consist of shares of common equity). We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date, as the case may be, of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$12.89	$15.00	$17.50	$20.00	$22.50	$25.00	$30.00	$45.00	$50.00	$60.00	$75.00
September 26, 2012	16.7328	12.3195	9.0539	6.9632	5.5383	4.5124	3.1418	1.2339	0.9149	0.5000	0.2089
October 1, 2013	16.7328	11.6890	8.3147	6.2488	4.8985	3.9593	2.7459	1.0952	0.8167	0.4514	0.1942
October 1, 2014	16.7328	10.8447	7.3271	5.3055	4.0659	3.2496	2.2482	0.9243	0.6963	0.3927	0.1777
October 1, 2015	16.7328	9.6997	5.9803	4.0475	2.9865	2.3524	1.6381	0.7148	0.5485	0.3218	0.1594
October 1, 2016	16.7328	8.1133	4.0386	2.3292	1.6102	1.2672	0.9267	0.4565	0.3654	0.2362	0.1411
October 1, 2017	16.7328	5.8200	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable.

•

If the stock price is greater than $75.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $12.89 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 77.5795 shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries, our and their employee benefit plans and any “permitted holder” (as defined below), has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock (or depositary shares or receipts in respect of common equity interests) that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

A “permitted holder” means each of (i) Bradley S. Jacobs if, and only if, he is the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing less than or equal to 62.1% of the voting power of our common equity and (ii) Jacobs Private Equity, LLC if, and only if, it is the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing less than or equal to 62.1% of the voting power of our common equity (it being agreed that for purposes of this definition that neither Bradley S. Jacobs nor Jacobs Private Equity, LLC shall be deemed to be the “beneficial owner” of any shares of our common equity owned by us, our subsidiaries or any of our or their benefit plans solely by virtue of the fact that Bradley S. Jacobs or Jacobs Private Equity, LLC, as the case may be, beneficially owns in excess of 50% of the voting power of our common equity).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, prior to the close of business on the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and not validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and, if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to repay the principal amount of the notes at maturity or to raise the funds necessary to settle conversions of the notes to repurchase the notes upon a fundamental change.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties or assets in one transaction or series of transactions, to another person unless:

•	the resulting, surviving or transferee person shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

•

the corporation formed by or surviving any such consolidation or merger (if other than us) or the corporation to which the sale, conveyance, assignment, transfer, lease or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction, no default shall have occurred and be continuing; and

•	we shall have delivered to the trustee a specified officers’ certificate and opinion of counsel.

In the case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, such successor corporation shall succeed to and be substituted for us and may exercise every right and power of ours under the notes and the indenture, and thereupon we shall be relieved of all obligations and covenants under the notes and the indenture (except in the case of any such lease).

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption (including default in the payment or delivery, as the case may be, of the make-whole premium in connection with such redemption), upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure for a period of five business days after the relevant conversion date to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Events,” in each case when due for a period of five business days after the relevant due date;

(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million (or the foreign currency equivalent thereof) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment for the payment of $10 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default with respect to the outstanding notes (other than an event of default described in clause (8) above) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes by notice to us, may declare 100% of the principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the case of any event of default described in clause (8) above, the principal amount of and accrued and unpaid interest, if any, on the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the date on which such an event of default first occurs and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 90th day immediately following, and including, the date on which such event of default first occurred; and

•

if such event of default has not been cured or validly waived prior to the 91st day immediately following, and including, the date on which such event of default first occurred, 0.50% per annum of the principal amount of the notes outstanding for each day during the period beginning on, and including, the 91st day immediately following, and including, the date on which such event of default first occurred and ending on the earlier of (i) the date on which such event of default is cured or validly waived or (ii) the 180th day immediately following, and including, the date on which such event of default first occurred.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election within five business days after the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in aggregate principal amount of the outstanding notes by notice to the trustee may waive an existing default and its consequences (except with respect to nonpayment of the principal of and accrued and unpaid interest, if any, on the notes; with respect to our failure to repurchase the notes when required under the indenture; with respect to our failure to redeem the notes when required (including default in the payment or delivery, as the case may be, of the make-whole premium in connection with such redemption); with respect to a default in respect of certain provisions that under the indenture cannot be amended without the consent of each affected holder; and with respect to the failure to deliver the consideration due upon conversion). At any time after the principal of the notes shall have been declared due and payable (or have become immediately due and payable) and before any judgment or decree for the payment of moneys due shall have been obtained or entered as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the trustee, may rescind and annul any such acceleration with respect to the notes (except with respect to nonpayment of the principal of and accrued and unpaid interest, if any, on the notes; with respect to our failure to repurchase the notes when required under the indenture; with respect to our failure to redeem the notes when required (including default in the payment or delivery, as the case may be, of the make-whole premium in connection with such redemption); with respect to a default in respect of certain provisions that under the indenture cannot be amended without the consent of each affected holder; and with respect to the failure to deliver the consideration due upon conversion) and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon the notes and the principal of any and all notes that shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the notes to the date of such payment or deposit) and the amount payable to the trustee under the compensation and indemnification provisions of the indenture, and

(ii) any and all events of default under the indenture with respect to the notes, other than the nonpayment of the principal of and interest on the notes that shall not have become due by their terms, shall have been remedied or waived as described above.

Each holder shall have the right to receive payment or delivery, as the case may be, of the principal (including the redemption price (including any make-whole premium) or fundamental change repurchase price, if applicable) of and accrued and unpaid interest, if any, on the notes held by such holder and the consideration due upon conversion of its notes, on or after their respective due dates in the indenture, or to bring suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity against all losses and expenses. Except to enforce the right to receive payment of principal, interest or make-whole premium when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default with respect to the notes is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3) such holders have offered the trustee indemnity reasonably satisfactory to it against all loss and expenses;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such indemnity; and

(5) the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the notes.

The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture at our instruction, the trustee will be entitled to indemnification by us reasonably satisfactory to it against all losses and expenses caused by taking or not taking such action.

The indenture provides that in the event an event of default has occurred and is continuing with respect to the notes, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture provides that if a default with respect to the notes occurs and is continuing and is actually known to a trust officer of the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note (including default in the payment of the fundamental change repurchase price or the redemption price (including any make-whole premium)) or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate stating that in the course of the performance by the signers of their duties as our officers they would normally have knowledge of any default and whether the signers thereof know of any default that occurred during such previous year. If they do, the certificate shall describe the default, its status and what actions the we are taking or propose to take with respect thereto. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event of default and any event which with the giving of notice or the lapse of time would become an event of default, its status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture and the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the consideration due upon conversion of the notes;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the redemption price, the make-whole premium due upon redemption, the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency in a manner that does not materially adversely affect holders of the notes;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes, in accordance with the provisions of the indenture described above under “—Consolidation, Merger and Sale of Assets;”

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder; or

(7)	conform the provisions of the indenture to the “Description of Debt Securities” section of the accompanying prospectus, as supplemented and amended by the “Description of Notes” section in the preliminary prospectus supplement and the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or, solely to satisfy outstanding conversions, cash and/or shares of common stock sufficient to pay all of the outstanding notes and/or satisfy all outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The legal defeasance and covenant defeasance provisions of the indenture will not apply to the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, daily VWAPs, daily conversion values, daily settlement amounts, accrued interest payable on the notes, the make-whole premium, if any, and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Conversion Agent, Registrar and Paying Agent

We will be required at all times to maintain an office or agency in New York City to serve as our paying agent, registrar and conversion agent for the notes.

Book-Entry, Settlement and Clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing, to each beneficial owner who requests that its beneficial interests in the notes be exchanged for notes in physical, certificate form.

DESCRIPTION OF COMMON STOCK

The following description of the material terms of the common stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”) supplements the general terms and provisions of the common stock set forth under “Description of Common Stock” in the accompanying prospectus. This description is only a summary and is qualified in its entirety by reference to the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which the accompanying prospectus is part. As used in this section, references to the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and do not include its consolidated subsidiaries.

General

We currently have 150,000,000 authorized shares of common stock, par value $0.001 per share, of which 17,810,637 shares were issued and outstanding as of September 18 , 2012.

Other than as described in this prospectus supplement, the accompanying prospectus, or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of common stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock (including the Selling Securityholder Preferred Stock), the holders of common stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” in the accompanying prospectus, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of common stock. Other than the Selling Securityholder Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of common stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

The holders of the Selling Securityholder Preferred Stock are entitled to vote along with the holders of common stock on all matters on which holders of common stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of common stock as of the record date for the determination of holders of common stock entitled to vote.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board. The DCGL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of common stock. Our authorized but unissued shares of common stock will be available for future issuance without approval by the holders of common stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of common stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Registration Rights Agreement

The shares of common stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders —Registration Rights Agreement” in the accompanying prospectus.

Listing

Our common stock is listed on the New York Stock Exchange under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership, disposition and conversion of the notes and the ownership and disposition of our common stock into which the notes may be converted. Except where noted, this summary deals only with a note or share of common stock that is held as a capital asset by a beneficial owner who purchased a note on original issuance at its issue price.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local, estate or other tax considerations that may be relevant to holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a financial institution, insurance company, broker-dealer, U.S. expatriate, “controlled foreign corporation”, “passive foreign investment company”, person who will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. If a partnership holds our notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes or common stock, you should consult your tax advisor.

A “U.S. Holder” means a beneficial owner of notes or shares of our common stock received upon conversion of the notes that is, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of a note that is not a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes or a U.S. Holder.

If you are considering the purchase of the notes, you are urged to consult your own tax advisor concerning the U.S. federal income tax consequences to you of the purchase, ownership, disposition and conversion of the notes and the ownership and disposition of our common stock, as well as the consequences to you arising under U.S. state or local tax law or the laws of any other taxing jurisdiction.

U.S. Holders

Interest. Generally, interest on a note will be taxable to a U.S. Holder as ordinary interest income (in accordance with the holder’s regular method of accounting).

Constructive Distributions. The terms of the notes allow for adjustments in the conversion rate of the notes in certain circumstances, as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments”. Adjustments in the conversion rate of the notes that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits and that are not made pursuant to a bona fide, reasonable antidilution formula may result in a U.S. Holder being treated as receiving a taxable constructive stock distribution from us even if the U.S. Holder has not received any cash related to that adjustment. Any taxable constructive stock distribution from an adjustment to the conversion rate will be treated in the same manner as an actual distribution on our common stock, as described below under “—U.S. Holder—Distributions”. Generally, a U.S. Holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a distribution on our common stock. An increase in the conversion rate for notes converted in connection with a make-whole fundamental change, as described in “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”, may also be treated as a taxable constructive stock distribution. In certain circumstances, the failure to make an adjustment in the conversion rate of the notes may result in a U.S. Holder being treated as receiving a taxable constructive stock distribution, if, as a result of such failure, the U.S. Holder’s proportionate interest in our assets or earnings and profits is increased.

It is not clear whether a constructive dividend deemed paid to an individual U.S. Holder would be eligible for reduced rates of taxation applicable in respect of certain dividends received. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, any backup withholding on a constructive dividend may apply to subsequent payments of cash and common stock made on the notes (or, in certain circumstances, any payments on the common stock). See “—Information Reporting and Backup Withholding”.

U.S. Holders are urged to consult their own tax advisor concerning the tax consequences of receiving constructive stock distributions.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes where the Holder Receives only Cash. Upon a sale, exchange, redemption, conversion or other disposition of notes where the holder of the notes receives only cash, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued and unpaid interest, which will be taxable as ordinary income (as described above under “—U.S. Holder—Interest”) to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the cost of the note to such holder, decreased by any payments received on the note other than interest. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the note is more than one year at the time of disposition. For individual U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Conversion of Notes where the Holder Receives only Common Stock. A U.S. Holder will generally not recognize gain or loss upon the conversion of a note solely into our common stock, including as the result of any make-whole premium delivered but not including any cash received in lieu of a fractional share, which will be treated as described below, and any common stock received attributable to accrued and unpaid interest, which will be taxable as ordinary income (as described above under “—U.S. Holder—Interest”). A U.S. Holder’s tax basis in our common stock received on conversion of a note (other than common stock attributable to accrued and unpaid interest, the tax basis of which would equal the fair market value of the common stock received) will be the same as the U.S. Holder’s adjusted tax basis in the note at the time of conversion (exclusive of any tax basis allocable to a fractional share). The holding period for our common stock received on conversion will include the holding period of the converted note, except that the holding period of any common stock attributable to accrued and unpaid interest would commence on the day after the date of receipt.

Cash received in lieu of a fractional share upon conversion of a note will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share will generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share.

Redemption or Conversion of Notes where the Holder Receives a Combination of Cash and Common Stock. If a note is redeemed or converted and the holder receives a combination of cash and common stock, including as the result of any make-whole premium paid or delivered but not including cash received in lieu of fractional shares, such redemption or conversion of notes may be treated as recapitalization. However, the tax treatment is not entirely clear. If a note is redeemed or converted and the holder receives a combination of cash and common stock and the redemption or conversion is treated as a recapitalization, you will recognize gain but not loss equal to the excess of the cash and fair market value of the common stock received (other than any cash received in lieu of a fractional share, which will be treated as described “—U.S. Holder—Conversion of Notes where the Holder Receives only Common Stock”, and any cash attributable to accrued and unpaid interest, which will be taxable as ordinary income (as described above under “—U.S. Holder—Interest”)) over your adjusted tax basis in the note but in no event should the gain recognized exceed the amount of cash received (other than cash received in respect of accrued and unpaid interest or in lieu of fractional share).

If a note is redeemed or converted and the holder receives a combination of cash and common stock and the redemption or conversion is not treated as a recapitalization, the U.S. federal income tax consequences are not certain. In the absence of direct authority, a U.S. Holder could take the position that such redemption or conversion of notes may be treated as in part payment in redemption of portion of the note (and treated as described above under the section entitled “—U.S. Holder—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes where the Holder Receives only Cash”) and in part conversion of portion of the note into our common stock (and treated as described “—U.S. Holder—Conversion of Notes where the Holder Receives only Common Stock”). Under this characterization, the tax basis in the note would be allocated pro rata between the cash and common stock received, in accordance with their fair market values. Alternatively, it is possible that the redemption or conversion could be treated as a taxable exchange pursuant to which the holder would recognize gain or loss equal to the difference between the value of the cash and common stock received and the adjusted tax basis in the notes exchanged therefor. U.S. Holders are urged to consult their own tax advisor regarding the proper treatment of a redemption or conversion of the notes where the holder receives a combination of cash and common stock.

Distributions. Distributions paid on our common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. For individual U.S. Holders, certain dividends are currently subject to reduced rates of taxation until December 31, 2012. After that date, the applicable rate of taxation is scheduled to be replaced with the regular graduated U.S. federal income tax rates generally applicable to ordinary income. For corporate U.S. Holders, certain dividends may qualify for the dividend-received deduction. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in such shares of our common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such stock.

Sale or Other Disposition of Common Stock. Upon a sale or other disposition of shares of our common stock received upon conversion of a note, a U.S. Holder generally will recognize gain or loss in an amount equal difference between the amount of cash and the fair market value of any property received upon the sale or other disposition and the U.S. Holder’s adjusted tax basis in such shares of our common stock. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares is more than one year at the time of disposition. For individual U.S. Holders, long-term capital gain generally will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest. Subject to the discussion below concerning backup withholding, all payments of interest on the notes made to a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax; provided that (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us, (iii) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service (“IRS”) Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied and (iv) such payments are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Constructive Distributions. An adjustment to the conversion rate of a note might result in a taxable constructive stock distribution, as described above under the caption “—U.S. Holders—Constructive Distributions”. Any taxable constructive stock distribution from an adjustment to the conversion rate will be treated in the same manner as an actual distribution on our common stock, as described below under “Distributions”. Because a constructive stock distribution deemed received by a Non-U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, any withholding and backup withholding on a constructive stock distribution may apply to subsequent payments of cash and common stock made on the notes (or, in certain circumstances, any payments on the common stock). See “—Information Reporting and Backup Withholding”.

Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes where the Holder Receives only Cash or Sale or Other Disposition of Common Stock. Except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest”, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of payments of principal on the notes, on any gain recognized upon the sale, exchange, redemption, conversion or other disposition of the notes where the holder of the notes receives only cash, or on the disposition of shares of our common stock unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such Non-U.S. Holder’s holding period and certain other criteria are satisfied.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. A Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the United States source gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we have not been, are not currently and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes, however, no assurance can be given that we will not become one in the future. If, however, we are or become a “United States real property holding corporation”, in certain circumstances, a Non-U.S. Holder will be subject to U.S. federal income tax on the disposition of a note or our common stock. Non-U.S. Holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation”.

Redemption or Conversion of Notes where the Holder Receives only Common Stock or a Combination of Cash and Common Stock. The rules regarding the recognition of interest, gain or loss applicable to a U.S. Holder described above under “—U.S. Holder—Conversion of Notes where the Holder Receives only Common Stock” and “—U.S. Holder—Redemption or Conversion of Notes where the Holder Receives a Combination of Cash or Common Stock”, as applicable, generally will determine the amount of interest income and gain recognized by a Non-U.S. Holder upon the conversion of the notes. Any such interest income will be subject to tax in the manner described above under the section entitled “—Non-U.S. Holders—Interest”, and any such gain generally would be subject to the rules described above in the section entitled “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of the Notes where the Holder Receives only Cash or Sale or Other Disposition of Common Stock”.

Distributions. Distributions paid on our common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding

U.S. Holders. Payments of interest on the notes and dividends on shares of common stock, or the proceeds of the sale or other taxable disposition (including an exchange or redemption, if applicable) of, a note or share of common stock are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to U.S. federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability; provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. We must report annually to the IRS and to each Non-U.S. Holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for interest and dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of a note or shares of our common stock within the United States or conducted through certain United States related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability; provided that the required information is furnished to the IRS.

Recently Enacted Legislation

Under Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”) and recently released proposed regulations thereunder, which are not yet binding, the relevant withholding agent may be required to withhold 30% of any dividends, including constructive dividends, paid after December 31, 2013, and the proceeds of a sale of our common stock paid after December 31, 2014, to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a nonfinancial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount
Morgan Stanley & Co. LLC	$40,000,000
Deutsche Bank Securities Inc.	23,750,000
Jefferies & Company, Inc.	23,750,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	7,500,000
Oppenheimer & Co. Inc.	7,500,000
Raymond James & Associates, Inc.	7,500,000
Stifel, Nicolaus & Company, Incorporated	7,500,000
Avondale Partners, LLC	3,750,000
FBR Capital Markets & Co.	3,750,000

Total:	$125,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ option to purchase additional notes described below.

The underwriters initially propose to offer part of the notes directly to the public at the offering price listed on the cover page of this prospectus supplement, plus accrued interest, if any, from the original issue date, and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representative.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $18,750,000 additional principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, plus accrued interest, if any, to the date of payment and delivery, less underwriting discounts and commissions and expenses. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional notes as the principal amount listed next to the underwriter’s name in the preceding table bears to the total principal amount of notes listed next to the names of all underwriters in the preceding table.

The following table shows the total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to $18,750,000 additional principal amount of notes.

		Total
	Per Note	No Exercise	Full Exercise
Public offering price	$1,000	$125,000,000	$143,750,000
Underwriting discounts and commissions to be paid by us	$35	$4,375,000	$5,031,250
Proceeds, before expenses, to us	$965	$120,625,000	$138,718,750

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $310,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “XPO”.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any other securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any other securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities.

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of notes to the underwriters; or

•	the issuance by us of any underlying shares of common stock upon the conversion, if any, of the notes; or

•	the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of the underwriting agreement; or

•

the issuance by the Company of common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with any bona fide merger, acquisition, business combination or other strategic or commercial relationship, to a third party or a group of third parties, provided that such party or parties agree to the restrictions described in the immediately preceding paragraph, the term of which restrictions shall not expire prior to twelve months from the date of the underwriting agreement; or

•	the issuance by the Company of any shares of common stock or options to purchase common stock granted pursuant to existing employee benefit plans of the Company; or

•

transfers by our officers or directors of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift, provided that (i) each donee shall agree to the restrictions described in the immediately preceding paragraph and (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be voluntarily made during the restricted period; or

•

distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock to limited partners, members or stockholders of entities controlled by our officers or directors, provided that each distributee shall agree to the restrictions described in the immediately preceding paragraph; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or shall be voluntarily made.

The restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the restricted period we issue an earnings release or material news event relating to us occurs, or

•

prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period or provide notification to Morgan Stanley & Co. LLC of any earnings release or material news or material event that may give rise to an extension of the initial 90-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the option. The underwriters may also sell notes in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, notes in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any of the notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of such notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the notes which are the subject of the offering contemplated by this prospectus supplement in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such notes to be offered so as to enable an investor to decide to purchase any such notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain matters with respect to the validity of the securities to be offered by us pursuant to this prospectus supplement will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION OF INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpologistics.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus supplement and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Exchange Act). This prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	Those portions of our definitive proxy statement on Schedule 14A filed on April 27, 2012 incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012; and

•	Current Reports on Form 8-K filed on January 20, 2012, February 7, 2012, March 20, 2012, June 4, 2012, June 8, 2012, August 9, 2012 and August 22, 2012.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference but not delivered with the prospectus supplement. You can obtain free copies of such documents if you call us at (855) 976-4636 or write us at the following address: Five Greenwich Office Park, Greenwich, Connecticut 06831. You may also visit our website at www.xpologistics.com for free copies of any such document.

This prospectus supplement, the accompanying prospectus and information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

XPO Logistics, Inc.

429 Post Road

Buchanan, Michigan 49107

Common Stock

Preferred Stock

Debt Securities

Warrants

75,000 Shares of Selling Securityholder Preferred Stock

10,714,286 Selling Securityholder Warrants

Shares of Common Stock Issued or Issuable upon Conversion or Exercise

Offered by the Selling Securityholders

We may offer and sell to the public from time to time, in one or more series or issuances:

•	Common Stock;

•	Preferred Stock;

•	Senior or Subordinated Debt Securities; and

•	Warrants.

The aggregate initial offering price of the securities that XPO Logistics, Inc. will offer for sale pursuant to this prospectus and any prospectus supplement will not exceed $500,000,000. When we offer securities pursuant to this prospectus, we will provide specific terms of the offering and material tax considerations pertaining to an investment in the securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

In addition, the selling securityholders may sell a total of up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the selling securityholders, we will identify the participating selling securityholders and the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, that the selling securityholders will be offering for sale. We will not receive any of the proceeds from the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock by the selling securityholders. We have paid the fees and expenses incident to the registration of the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock for sale by the selling securityholders.

Investing in our securities involves risks. You should read this prospectus, including the risk factors incorporated herein by reference on page 4, and in any prospectus supplement, carefully before you invest. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement.

The shares of Common Stock are listed on the NYSE Amex (the “NYSE Amex”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (the “registration statement”) utilizing the “shelf” registration process that we have filed with the Securities and Exchange Commission (the “SEC”), which registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the securities. The registration statement can be read at the SEC’s website (www.sec.gov) or at the offices mentioned under the heading “Where You Can Find More Information.”

Under this registration statement, we may offer, as described in this prospectus and any prospectus supplement, from time to time, up to $500,000,000 of securities. The selling securityholders may, from time to time, sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “securities” mean, collectively, shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants, shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants; (iii) “Common Stock” mean shares of common stock of the Company, par value $0.001 per share; (iv) “Preferred Stock” mean shares of preferred stock of the Company, par value $0.001 per share; (v) “Debt Securities” mean the debt securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vi) “Warrants” mean warrants to purchase securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vii) “Selling Securityholder Preferred Stock” mean the 75,000 shares of Series A Convertible Perpetual Preferred Stock of the Company that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates; and (viii) “Selling Securityholder Warrants” mean the 10,714,286 warrants to purchase Common Stock at an initial exercise price of $7.00 per share of Common Stock that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of the securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are only offering the securities in states where offers are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate herein by reference, contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that could adversely affect actual results and performance include, among others, potential fluctuations in operating results and expenses, government regulation, technology change, competition and the potential inability to identify and consummate acquisitions and arrange adequate financing. All forward looking statements included in this prospectus, any applicable prospectus supplement or in any document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUMMARY

The Company

XPO provides premium transportation and logistics services to thousands of customers primarily through our three wholly owned subsidiaries: (1) Express-1, Inc., which provides time critical expedited transportation to its customers; (2) Concert Group Logistics, Inc., which provides freight forwarding services through a chain of independently owned stations located throughout the United States; and (3) Bounce Logistics, Inc., which provides premium truckload brokerage transportation services to customers throughout the United States.

We serve a diverse client base located primarily within North America. Our Concert Group Logistics business unit also provides international freight forwarding services to customers in other regions of the world. We provide reliable same day, time critical, special handling or customized logistics solutions that meet our customers’ needs. During 2010, we provided more than 144,000 critical movements for our customers through our three business units.

Our principal executive offices are located at 429 Post Road, Buchanan, Michigan 49107. Our telephone number is (269) 695-2700. We maintain a website at www.xpocorporate.com where general information about us is available. The contents of our website are not incorporated by reference into this prospectus and our website address is included as an inactive textual reference only. Our stock is listed on the NYSE Amex under the symbol “XPO.” For further information regarding XPO, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

Recent Developments

On June 13, 2011, the Company entered into an Investment Agreement (the “Investment Agreement”) with Jacobs Private Equity, LLC (“JPE”) and the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”), providing for an aggregate investment by the Investors of up to $150,000,000 in cash in the Company, including amounts payable upon exercise of the Selling Securityholder Warrants.

On September 2, 2011, in accordance with the terms and conditions of the Investment Agreement, the Company issued to the Investors, for $75,000,000 in cash, (i) 75,000 shares of Selling Securityholder Preferred Stock, which are initially convertible into an aggregate of 10,714,286 shares of Common Stock and vote together with the Common Stock on an “as-converted” basis on all matters on which the Common Stock may vote, except as otherwise required by law, and (ii) 10,714,286 Selling Securityholder Warrants initially exercisable for an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share. We refer to this investment as the “JPE Equity Investment.”

The closing of the JPE Equity Investment occurred on September 2, 2011, as a result of which JPE became the controlling stockholder of the Company. In connection with the closing of the JPE Equity Investment, Bradley S. Jacobs, the Managing Member of JPE, was elected as the Chairman of the Board of Directors of the Company (the “Board”) on September 2, 2011. Mr. Jacobs also was appointed Chief Executive Officer of the Company at that time.

Also in connection with the closing of the JPE Equity Investment, the Common Stock underwent a 4:1 reverse stock split on September 2, 2011 and the name of the Company was changed from “Express-1 Expedited Solutions, Inc.” to “XPO Logistics, Inc.”

The Offering

Under this prospectus, the Company may offer and sell to the public in one or more series or issuances Common Stock, Preferred Stock, Debt Securities and Warrants with an aggregate offering price not to exceed $500,000,000.

Also under this prospectus, the selling securityholders may sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time in one or more transactions.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus. Additional risk factors will be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

Unless we state differently in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement for general corporate purposes.

The selling securityholders will receive all of the net proceeds from the resale of their shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 8,252,892 shares were issued and outstanding as of September 16, 2011.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock (including the Selling Securityholder Preferred Stock), the holders of Common Stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Selling Securityholder Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

The holders of the Selling Securityholder Preferred Stock are entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.    We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

“business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board.    The DCGL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock.    Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock.    Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Registration Rights Agreement

The shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders —Registration Rights Agreement.”

Listing

Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock we may issue sets forth certain general terms and provisions of any series of Preferred Stock to which any prospectus supplement may relate. Particular terms of the Preferred Stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of Preferred Stock so offered will be described in the prospectus supplement relating to the applicable Preferred Stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of the Company Certificate relating to Preferred Stock. This description does not apply to the Selling Securityholder Preferred Stock, the material terms of which are described separately under “Description of Selling Securityholder Preferred Stock.”

We currently have 10,000,000 authorized shares of Preferred Stock, par value $0.001 per share, of which 75,000 shares of Selling Securityholder Preferred Stock were issued and outstanding as of September 2, 2011. Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the other securities.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

The Board, in approving the issuance of a series of Preferred Stock and the applicable prospectus supplement, will set forth with respect to such series, the following:

•	the number of shares constituting such series;

•	the designation of such series;

•	the voting powers, if any, of the shares of such series; and

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The terms of each series of Preferred Stock will be described in the prospectus supplement related to such series of Preferred Stock and will contain a discussion of any material U.S. Federal income tax considerations applicable to such series of Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities under one or more indentures or supplemental indentures between us and the trustee identified in the applicable prospectus supplement. Any indenture or supplemental indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the Debt Securities to be issued under the indenture(s) or supplemental indenture(s) are summaries of certain anticipated provisions of the indenture(s) or supplemental indenture(s) and are not complete. We will file a copy of the supplemental indenture(s) with the SEC at or before the time of the offering of the applicable series of Debt Securities. You should refer to those indenture(s) or supplemental indenture(s) for the complete terms of the Debt Securities.

General

We may issue Debt Securities that rank “senior” or “subordinated.” The Debt Securities referred to as “senior securities” will be direct obligations of the Company and will rank equally and ratably in right of payment with other indebtedness of the Company that is not subordinated. We may issue Debt Securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable indenture or supplemental indenture and prospectus supplement, and may rank equally and ratably with any other subordinated notes and any other subordinated indebtedness. We refer to these Debt Securities as “subordinated securities.”

The Company may issue the Debt Securities under this prospectus up to an aggregate principal amount of $500,000,000, in one or more series, in each case as we may establish in one or more indentures or supplemental indentures. If any Debt Securities are issued at an original issue discount, then such Debt Securities may have such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, after taking into account such original issue discount. The Company need not issue all Debt Securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Our rights and the rights of our creditors (including the holders of our Debt Securities) and stockholders to participate in distributions by any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that a creditor may have the benefit of a guarantee from that subsidiary or we may ourselves be a creditor with recognized claims against that subsidiary.

We anticipate that any indenture will provide that the Company may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of the Debt Securities. Any trustee under any indenture may resign or be removed with respect to one or more series of the Debt Securities, and the Company may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of the Debt Securities the Company will offer, including, to the extent applicable, the following:

•	the title and series designation of the Debt Securities and whether they are senior securities or subordinated securities;

•	the aggregate principal amount of the Debt Securities and any limit upon such principal amount;

•

the percentage of the principal amount at which the Company will issue the Debt Securities and, if other than the principal amount of the Debt Securities, the portion of the principal amount of the Debt Securities payable upon maturity of the Debt Securities;

•

if convertible, the number of debt securities or shares of any class, classes or series into which the Debt Securities will be convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be mandatory, at our option or at the option of the holders of the Debt Securities, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of redemption of the Debt Securities, restrictions on conversion and any other terms governing such conversion;

•	the stated maturity date of the Debt Securities;

•	any fixed, variable or pay-in-kind interest rate or rates per annum or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option;

•	the place where principal, premium, if any, and interest or any additional amounts, if any, will be payable and where the Debt Securities can be surrendered for payment;

•	any rights affecting the transfer, exchange or conversion of the Debt Securities;

•	the dates from which interest, if any, may accrue and any interest payment dates and regular record dates or the method by which such date or dates will be determined;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price, terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, and any remarketing arrangements;

•	whether the Debt Securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such Debt Securities;

•	whether the Company will issue the Debt Securities in certificated or book-entry form;

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whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

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whether the Company will issue any of the Debt Securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual Debt Securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in any prospectus supplement;

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whether the Company will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Debt Securities instead of making this payment;

•	the subordination provisions, if any, relating to the Debt Securities;

•	the provision of annual and/or quarterly financial information to the holders of the Debt Securities;

•	a discussion of certain U.S. Federal income tax law considerations;

•	the remedies for holders of Debt Securities;

•	the right to make any changes to the indenture(s) or the terms of the Debt Securities by the Company and what approval, if any, will be required from the holders of the Debt Securities;

•	the provisions for voting on any changes to the indenture(s) or the terms of the Debt Securities;

•	the requirements for the Company to discharge, to defease or to covenant defease the Debt Securities;

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certain restrictive covenants, if any, which may, among other things, limit the ability of the Company to: (i) grant liens on our assets, (ii) consolidate, merge or transfer property, (iii) make certain types of payments, including dividends, (iv) incur or guarantee additional debt, (v) sell assets or (vi) engage in certain lines of business; and

•	any other specific terms of the Debt Securities, including any other deletions from or modifications or additions to the applicable indenture in respect of the Debt Securities.

The Company may issue Debt Securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. Federal income tax, accounting and other considerations applicable to original issue discount securities. The Company may also issue Debt Securities that are guaranteed by one or more of its subsidiaries, in which case the registration statement to which this prospectus relates will be amended to include such guarantees prior to such offering.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the Company will issue the Debt Securities of any series that are registered securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the Company will pay the interest and principal and any premium at the corporate trust office of the trustee. At the Company’s option, however, the Company may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the Company does not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the Debt Security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture or supplemental indenture describes.

You may exchange or transfer Debt Securities at the office of the applicable trustee. The trustee acts as the Company’s agent for registering Debt Securities in the names of holders and transferring Debt Securities. The Company may change this appointment to another entity or perform it itself. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Global Securities

If so set forth in the applicable prospectus supplement, the Company may issue the Debt Securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depository identified in the prospectus supplement. The Company may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to any series of Debt Securities will be described in the applicable prospectus supplement

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Warrants may be issued independently or together with shares of Common Stock, Preferred Stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of Warrants will be issued under a separate warrant certificate to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant certificate that will be filed with the SEC in connection with the offering of such Warrants. This description does not apply to the Selling Securityholder Warrants, the material terms of which are described separately under “Description of Selling Securityholder Warrants.”

The prospectus supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following:

•	the title of such Warrants;

•	the offering price for such Warrants, if any;

•	the aggregate number of such Warrants;

•	the designation and terms of the securities purchasable upon exercise of such Warrants;

•	if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

•	if applicable, the date from and after which such Warrants and any securities issued therewith will be separately transferable;

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the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities or other property) and the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time;

•	whether the Warrants represented by the warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the anti-dilution provisions of such Warrants, if any;

•	the redemption or call provisions, if any, applicable to such Warrants; and

•	any additional terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF SELLING SECURITYHOLDER PREFERRED STOCK

The following is a summary of the material terms of the Selling Securityholder Preferred Stock as contained in the Certificate of Designation of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designation”), which has been filed with the Secretary of State of the State of Delaware, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated by reference herein. Stockholders are urged to carefully read the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Preferred Stock” apply solely for purposes of this section.

Authorized Shares and Liquidation Preference

We have designated 75,000 authorized shares of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”, with a par value of $0.001 per share and an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $75,000,000.

Ranking

The Selling Securityholder Preferred Stock ranks, with respect to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution:

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senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of our stock (including any series of Preferred Stock established after September 2, 2011 (the “Issue Date”) by the Board) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Stock”);

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on a parity with each class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Stock”); and

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junior to each other class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks senior to the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Stock”).

The Company’s ability to issue Parity Stock or Senior Stock is subject to the provisions described below under “— Voting Rights.”

Dividends

Holders of shares of Selling Securityholder Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, out of the assets of the Company legally available for payment, dividends at the rate per annum of 4% per share on the Accreted Liquidation Preference (as defined below) in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as described below. Dividends on the Selling Securityholder Preferred Stock will be payable quarterly, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at such annual rate. We will make each dividend payment on the Selling Securityholder Preferred Stock in cash. The initial dividend on the Selling Securityholder Preferred Stock for the dividend period commencing on the Issue Date to, but excluding, October 17, 2011, will be $5.00 per share (subject to the following paragraph), and shall be payable when, as and if declared, on October 17, 2011. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Selling Securityholder Preferred Stock, then the dividend payable in respect of each share of Selling Securityholder Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Selling Securityholder Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Selling Securityholder Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to holders of record on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Holders of shares of Selling Securityholder Preferred Stock shall not be entitled to any dividend in excess of the then-applicable full accrued dividends calculated pursuant to the Certificate of Designation on shares of Selling Securityholder Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears. All references in this summary to dividends or to a dividend rate or accretion rate shall be read to reflect any adjustment to the dividend rate or accretion rate pursuant to the Certificate of Designation.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted (as described below) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Selling Securityholder Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Selling Securityholder Preferred Stock and any Parity Stock, dividends may be declared and paid on the Selling Securityholder Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Selling Securityholder Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Selling Securityholder Preferred Stock and such other Parity Stock bear to each other.

If we are unable to, or otherwise fail to, pay dividends in full on the Selling Securityholder Preferred Stock on any Dividend Payment Date as described above, the Accreted Liquidation Preference will be increased as of the first day of the immediately succeeding dividend period by the Accretion Amount (as defined below) in respect of the unpaid dividends. If we pay a portion of the dividends payable on the Selling Securityholder Preferred Stock on a Dividend Payment Date and accrete the unpaid portion, we will pay the current portion equally and ratably to the holders of the Selling Securityholder Preferred Stock. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference as of the first day of the relevant dividend period.

We may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of the Selling Securityholder Preferred Stock exceeds $1,000 per share of Selling Securityholder Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the holders of the Selling Securityholder Preferred Stock. The Accreted Liquidation Preference of each share of Selling Securityholder Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

We will use our reasonable best efforts to provide notice to the holders of the Selling Securityholder Preferred Stock not later than ten days prior to each Dividend Payment Date if we determine that we will not pay dividends on that Dividend Payment Date. Such notice shall be given by issuing a press release as described under “— Notices” below and by notifying our transfer agent. If a development occurs less than ten days prior to a Dividend Payment Date that will prevent us from paying dividends on that Dividend Payment Date, and we have not already provided notice, we will provide prompt notice to the holders of Selling Securityholder Preferred Stock and our transfer agent as set forth above. The notice will indicate whether we will accrete all or a portion of the dividends, as well as the amount of the dividends to be accreted. Any failure by us to deliver such notice will not impair our ability to accrete dividends in any respect.

“Accretion Amount” per share of Selling Securityholder Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 4% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to the Certificate of Designation, (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid on the Dividend Payment Date.

“Accreted Liquidation Preference” per share of Selling Securityholder Preferred Stock means, as of any date, $1,000 increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Selling Securityholder Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Accreted Liquidation Preference attributable to shares of Selling Securityholder Preferred Stock held by such holder, subject to adjustment as provided under “— Miscellaneous” below, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible (assuming the conversion of each share of Selling Securityholder Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (i)), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Selling Securityholder Preferred Stock held by such holder are then convertible.

None of (i) the sale of all or substantially all of our property or business (other than in connection with our voluntary or involuntary liquidation, dissolution or winding-up), (ii) our merger, conversion or consolidation into or with any other person or (iii) the merger, conversion or consolidation of any other person into or with us, shall constitute our voluntary or involuntary liquidation, dissolution or winding-up for the purposes of the immediately preceding paragraph.

In the event our assets available for distribution to the holders of the Selling Securityholder Preferred Stock upon any of our liquidation, winding-up or dissolution, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Selling Securityholder Preferred Stock, ratably, in proportion to the full distributable amounts for which such holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

After the payment to the holders of the Selling Securityholder Preferred Stock of the full preferential amounts provided for above, such holders shall have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Selling Securityholder Preferred Stock shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each holder of Selling Securityholder Preferred Stock shall have one vote for each share of Selling Securityholder Preferred Stock held by such holder on all matters voted upon by the holders of Selling Securityholder Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

So long as any Selling Securityholder Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Company Certificate, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Selling Securityholder Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Company Certificate if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the Selling Securityholder Preferred Stock so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any of our authorized stock into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Parity Stock or Senior Stock, provided that, for avoidance of doubt, no such vote shall be required for us to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Junior Stock.

Conversion Rights

Each share of Selling Securityholder Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect. The initial Conversion Price of the Selling Securityholder Preferred Stock is $7.00 per share.

Holders of shares of Selling Securityholder Preferred Stock who convert their shares on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares. Accordingly, shares of Selling Securityholder Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A holder of Selling Securityholder Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by us on the Selling Securityholder Preferred Stock on that date (and if we fail to pay such dividend, such holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Selling Securityholder Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Selling Securityholder Preferred Stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Selling Securityholder Preferred Stock as to which Optional Conversion has been effected or for dividends on the shares of Common Stock issued upon such Optional Conversion.

The conversion right of a holder of Selling Securityholder Preferred Stock shall be exercised by such holder by the surrender to us of the certificates representing shares of Selling Securityholder Preferred Stock to be converted at any time during usual business hours at our principal place of business or the offices of our transfer agent, accompanied by written notice to the Company that such holder elects to convert all or a portion of the shares of Selling Securityholder Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by us or our transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to us or our transfer agent duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required under the Certificate of Designation. The date on which such holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” We will deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below. Immediately prior to the close of business on the Conversion Date, each converting holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) issuable upon conversion of such holder’s Selling Securityholder Preferred Stock notwithstanding that our share register shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Selling Securityholder Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) into which such shares of Selling Securityholder Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with the provisions described under “— Fractional Shares” below and (b) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible).

Settlement Upon Conversion

We will satisfy our obligation to deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) upon conversion of Selling Securityholder Preferred Stock by delivering to holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) equal to the product of (x) the aggregate number of shares of Selling Securityholder Preferred Stock to be converted multiplied by (y) the Conversion Rate then in effect (provided that we will deliver cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below), as soon as practicable after the third trading day (but in no event later than the fifth business day) following the Conversion Date.

Anti-Dilution Adjustments

The Conversion Price shall be subject to the following adjustments from time to time:

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Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the record date.

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Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common

Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustment to the Conversion Price shall be made if the holders of Selling Securityholder Preferred Stock would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Selling Securityholder Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering event occurs.

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Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such combination or reclassification shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

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Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off (as defined below), or any dividend or distribution referred to under “— Stock Dividends” above, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of our stockholders entitled to receive such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

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Spin-offs.    In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

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Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to our stockholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to our stockholders pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate. No adjustment shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

We may make such reductions in the Conversion Price, in addition to those described above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.

Upon conversion of the Selling Securityholder Preferred Stock, to the extent that the holders of the Selling Securityholder Preferred Stock receive Common Stock, such holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with the provisions described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price, provided that the Company has provided for the holders of the Selling Securityholder Preferred Stock to receive such rights upon conversion.

Whenever the Conversion Price is adjusted as described above, we will (i) compute the Conversion Price and prepare and transmit to our transfer agent an officer’s certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of the Selling Securityholder Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

If we take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon our plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

The applicable Conversion Price will not be adjusted:

•

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on the Issue Date pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in Our Stock

In the event of any reclassification of outstanding shares of Common Stock (with certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Selling Securityholder Preferred Stock, a holder will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Selling Securityholder Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the Certificate of Designation, the holders of the Selling Securityholder Preferred Stock shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Certificate of Designation.

Consolidation, Merger and Sale of Assets

The Company, without the consent of the holders of the Selling Securityholder Preferred Stock (but subject, for avoidance of doubt, to the right of such holders to vote on any such transaction as described under “— Voting Rights” above) may consolidate with or merge into any other person or convey, transfer or lease all or substantially all its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Selling Securityholder Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Selling Securityholder Preferred Stock had immediately prior to such transaction; and (iii) we deliver to our transfer agent an officer’s certificate and an opinion of counsel, acceptable to our transfer agent, stating that such transaction complies with the Certificate of Designation.

Upon our consolidation with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described above, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under the shares of Selling Securityholder Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Selling Securityholder Preferred Stock.

Notices

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock by issuing a press release, rather than directly to such holders, we will do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock without specifying the method of giving such notice, we will do so by sending notice via first class mail or by overnight courier to the holders of record as of a reasonably current date.

Fractional Shares

No fractional shares of Common Stock shall be issued to holders of Selling Securityholder Preferred Stock. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Selling Securityholder Preferred Stock surrendered by any such holder upon a conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of conversion.

Miscellaneous

The Accreted Liquidation Preference and the annual dividend rate and accretion ratio each shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Selling Securityholder Preferred Stock occurs. Such adjustments shall be determined in good faith by the Board (and such determination shall be conclusive) and submitted by the Board to the transfer agent.

If we take any action affecting the Common Stock, other than any action described under “— Anti-Dilution Adjustments” above, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of Selling Securityholder Preferred Stock, then the Conversion Price for the Selling Securityholder Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board may determine to be equitable in the circumstances.

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Selling Securityholder Preferred Stock; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Selling Securityholder Preferred Stock to be converted, and such holder shall be responsible for any such tax.

The Selling Securityholder Preferred Stock is not redeemable.

The Selling Securityholder Preferred Stock is not entitled to any preemptive or subscription rights in respect of our securities.

The provisions of the DGCL, the Company Certificate and the Bylaws described under “Description of Common Stock — Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws” are incorporated in this “Description of Selling Securityholder Preferred Stock.”

Registration Rights Agreement

The Selling Securityholder Preferred Stock has the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for the Selling Securityholder Preferred Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SELLING SECURITYHOLDER WARRANTS

The summary of the material terms of the Selling Securityholder Warrants below is qualified in its entirety by reference to the Form of Selling Securityholder Warrant Certificate, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Selling Securityholder Warrants that is important to you. We encourage you to read carefully the Form of Selling Securityholder Warrant Certificate in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Warrants” apply solely for purposes of this section.

Common Stock Subject to the Selling Securityholder Warrants

Each Selling Securityholder Warrant initially entitles the holder thereof to purchase one share of Common Stock. The Selling Securityholder Warrants, in the aggregate, initially grant the holders thereof the right to purchase an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share of Common Stock, in each case subject to certain anti-dilution adjustments as described under “— Anti-Dilution Adjustments” below. Currently there are 10,714,286 Selling Securityholder Warrants unexercised and outstanding.

Exercise of the Selling Securityholder Warrants

The Selling Securityholder Warrants are exercisable in whole or in part from time to time on any business day beginning on September 2, 2011 and ending on September 2, 2021. Any unexercised Selling Securityholder Warrants shall expire and the rights of the holders of such Selling Securityholder Warrants to purchase Common Stock shall terminate at the close of business on September 2, 2021. In order to exercise a Selling Securityholder Warrant, the holder thereof must (i) surrender their warrant certificate to us, with the exercise subscription form attached thereto duly completed and executed, and (ii) pay in full the exercise price then in effect for the shares of Common Stock as to which such warrant certificate is submitted for exercise. Such payment shall be made to us in cash, by bank wire transfer in immediately available funds to an account designated by us.

If fewer than all the Selling Securityholder Warrants represented by a warrant certificate are surrendered, their warrant certificate shall be surrendered and a new warrant certificate of the same tenor and for the number of Selling Securityholder Warrants that were not surrendered shall promptly be executed and delivered to the person or persons as may be directed in writing by the holder thereof, and we will register the new warrant certificate in the name of such person or persons. Any new warrant certificate shall be executed on behalf of us by our President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any of our officers whose signature shall have been placed upon any warrant certificate shall cease to be such officer before issue and delivery thereof, such warrant certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such officer.

Upon surrender of a warrant certificate in accordance with the provisions contained therein, we will instruct our transfer agent to transfer to the holder thereof appropriate evidence of ownership of any shares of Common Stock or other securities or property (including cash) to which such holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by such holder (subject to the terms of the warrant certificate), and shall deliver such evidence of ownership and any other securities or property (including cash) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as described under “— Fractional Shares” below. Upon payment of the exercise price therefor, the holder of Selling Securityholder Warrants (or its designee) shall be deemed to own and have all of the rights associated with any Common Stock or other securities or property (including cash) to which it is entitled pursuant to the warrant certificate upon the surrender thereof.

Anti-Dilution Adjustments

The number of shares issuable upon exercise of the Warrants and the exercise price shall be subject to the following adjustments from time to time:

•

Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date for such dividend or distribution, shall be adjusted so that the holder of the Selling Securityholder Warrants shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Selling Securityholder Warrant been exercised immediately prior to the record date; and, in the event of any such adjustment, the exercise price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such exercise price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the record date.

•

Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant shall be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustments shall be made if such holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Selling Securityholder Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then no such adjustments shall be made until such triggering event occurs.

•

Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock are subdivided, split or reclassified into a greater number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of

Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such subdivision, split or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced. Conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such combination or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date upon of such combination or reclassification shall be proportionately increased. Such adjustments will become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

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Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-off (as defined below) referred to under “— Spin-offs” below, or any dividend or distribution referred to in
“— Stock Dividends” above), then the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately prior to the record date by a fraction, the numerator of which shall be the Market Value on the record date plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value on the record date; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the record date for such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

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Spin-offs.    In the case of a Spin-off, the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the exercise price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the exercise price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustments under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

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Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price immediately prior to the making of such adjustment. No adjustment to the exercise price shall be made if such adjustment will result in an exercise price that is less than the par value of the Common Stock. All adjustments to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be.

We may make such increases in the number of shares issuable upon exercise of the Selling Securityholder Warrants or reductions in the exercise price, in addition to those required above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such an increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or such a reduction in the exercise price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if and to the extent that such laws and regulations are applicable in connection with the increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the reduction in the exercise price.

Upon exercise of the Selling Securityholder Warrants by a holder thereof, to the extent that such holder receives Common Stock, such holder shall receive, in addition to the shares of Common Stock and any cash for fractional shares as described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan we may establish whether or not such rights are separated from the Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price
“— Stock Purchase Rights” and “— Debt, Asset or Security Distributions” above, provided that we have provided for the holder to receive such rights upon exercise.

If we take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price then in effect shall be required by reason of the taking of such record.

The applicable number of shares issuable upon exercise of the Selling Securityholder Warrants and exercise price shall not be adjusted:

•

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our Subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on September 2, 2011 pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in the Common Stock

In the event of any reclassification of outstanding shares of Common Stock (subject to certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Selling Securityholder Warrants, the holder thereof will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the terms of the Warrant Certificate, the holder thereof shall become entitled upon exercise to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the exercise price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Warrant Certificate.

Fractional Shares

No fractional shares of Common Stock shall be issued to a holder of Selling Securityholder Warrants upon exercise of any Selling Securityholder Warrant. In lieu of any fraction of a share of Common Stock that would otherwise be issuable upon exercise of the aggregate number of Selling Securityholder Warrants exercised by such holder, the holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of exercise.

Notice of Adjustment

Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of each Selling Securityholder Warrant or the exercise price is adjusted, we will (i) compute such adjustment and prepare and transmit to our transfer agent an officer’s certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of Selling Securityholder Warrants of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

Voting Rights

Prior to the exercise of the Selling Securityholder Warrants, the holders of such Selling Securityholder Warrants, in their capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

Miscellaneous

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon exercise of the Selling Securityholder Warrants; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of such Selling Securityholder Warrants, and such holder shall be responsible for any such tax.

Applicable Law

The Selling Securityholder Warrants and all rights arising thereunder are construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Registration Rights Agreement

The Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

SELLING SECURITYHOLDERS

We are registering for resale shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants held by certain selling securityholders. The shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants to be sold by the selling securityholders were acquired by certain of the selling securityholders on September 2, 2011 in a private placement of 75,000 shares of Selling Securityholder Preferred Stock and 10,714,286 Selling Securityholder Warrants.

The prospectus supplement for any offering by the selling securityholders of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock will include the following information:

•	the name of each participating selling securityholder;

•	the nature of any position, office or other material relationship which each selling securityholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each selling securityholder prior to the offering;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock to be offered for each selling securityholder’s account; and

•

the number, and, if applicable, the percentage of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each of the selling securityholders before and after the offering.

Registration Rights Agreement

The selling securityholders have rights pursuant to the Registration Rights Agreement dated as of September 2, 2011 (the “Registration Rights Agreement”), by and among JPE, the other holders of registrable securities and designated secured lenders from time to time party thereto and the Company. The summary of the material terms of the Registration Rights Agreement below is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is included as Exhibit 4.3 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read carefully the Registration Rights Agreement in its entirety.

The Registration Rights Agreement provides the selling securityholders from time to time party thereto with certain rights to cause the Company to register the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants, in each case other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. We refer to the securities that are subject to registration under the Registration Rights Agreement as provided above as “Registrable Securities.”

Demand Registrations

At any time, holders of Registrable Securities representing no less than a majority of the Common Stock constituting Registrable Securities or issuable upon conversion of Selling Securityholder Preferred Stock or exercise of Selling Securityholder Warrants constituting Registrable Securities may request registration of the sale of such securities by giving the Company written notice thereof. The Company must then use reasonable best efforts to (i) file a registration statement registering such Registrable Securities as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (ii) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to certain customary exceptions). Such majority holders may request a total of three demand registrations.

Piggyback Registrations

If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company must give JPE prompt written notice thereof (subject to certain exceptions). The Company must then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions).

Expenses of Registration and Selling

Subject to certain exceptions, all expenses incurred in connection with the registration or sale of the Registrable Securities will be borne by the Company.

JPE Lock-up Letter

Notwithstanding JPE’s rights under the Registration Rights Agreement and the registration of the Registrable Securities hereunder, in order to reinforce JPE’s long-term commitment to the Company and its stockholders, JPE, acting unilaterally and voluntarily, committed to the Company on September 2, 2011 that, during the period ending one year from the closing of the JPE Equity Investment, it will not sell or otherwise transfer any of the Selling Securityholder Preferred Stock or Selling Securityholder Warrants or the Common Stock issued or issuable upon conversion or exercise thereof, other than transfers to affiliates who also make such commitment, or as security for financial planning purposes and charitable contributions. A copy of the letter from JPE to the Company documenting this commitment is included as Exhibit 99.1 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

PLAN OF DISTRIBUTION

We and any selling securityholders may sell the securities offered by this prospectus and applicable prospectus supplements:

•	to or through underwriters or through dealers;

•	in short or long transactions;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we and, if applicable, certain of our selling securityholders, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us or the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to an offering of securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds to us, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers;

•	in the case of the Debt Securities, the interest rate, maturity and redemption provisions;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the securities exchanges on which the securities may be listed, if any; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE Amex:

•	at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We or the selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us or the selling securityholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. We or the selling securityholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We or the selling securityholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

Securities may be sold directly by us or the selling securityholders or through agents designated by us or the selling securityholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling securityholders to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or the selling securityholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us or the selling securityholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. Institutions to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company or the selling securityholders. The underwriters and other persons soliciting such contracts will have no responsibility for the validity of such arrangements or the performance of the Company or the selling securityholders or such institutions thereunder.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement and will be subject to the restrictions and limitations contained in the applicable provisions, if any, of Delaware law and the Company Certificate. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business, for which they receive compensation. However any possible conflicts of interest of any underwriter, dealer or agent will be disclosed in the applicable prospectus supplement.

Any underwriters to whom securities are sold by us or the selling securityholders for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us or the selling securityholders in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE Amex, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The selling securityholders may also sell the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

Because the selling securityholders may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

Each series of offered securities will be a new issue, other than the shares of Common Stock, which are listed on the NYSE Amex, and the Selling Securityholder Preferred Stock and Selling Securityholder Warrants. We may elect to list any series of offered securities on an exchange, and in the case of the Common Stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpocorporate.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the securities offered hereby are sold. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•

Current Reports on Form 8-K filed on March 22, 2011 (as amended), March 31, 2011, June 13, 2011, June 14, 2011, June 22, 2011, July 22, 2011, August 15, 2011 (under Items 8.01 and 9.01), September 1, 2011 and September 6, 2011.

The re-audited consolidated financial statements included as Exhibit 99.1 to our Current Report on Form 8-K filed on August 15, 2011 (under Items 8.01 and 9.01) supersede the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference but not delivered with the prospectus. You can obtain free copies of such documents if you call us at (269) 695-2700 or write us at the following address: 429 Post Road, Buchanan, Michigan 49107. You may also visit our website at www.xpocorporate.com for free copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the offered securities will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

$125,000,000

4.50% Convertible Senior Notes due 2017

PROSPECTUS SUPPLEMENT

September 21, 2012

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	JEFFERIES

BB&T Capital Markets	Oppenheimer & Co.	Raymond James	Stifel Nicolaus Weisel	Avondale Partners	FBR